Filed Pursuant to Rule 424(B)(5)
Registration Nos. 333-232928
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the notes or a solicitation of an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 12, 2020
Preliminary Prospectus Supplement
(To Prospectus dated July 31, 2019)

$         % Senior Notes due 20
$         % Senior Notes due 20
$         % Senior Notes due 20
We are offering $    aggregate principal amount of our    % Senior Notes due 20   (the “20   notes”), $    aggregate principal amount of our    % Senior Notes due 20   (the “20   notes”) and $    aggregate principal amount of our    % Senior Notes due 20   (the “20   notes,” and together with the 20   notes and the 20   notes, the “notes”).
We will pay interest on each series of notes semi-annually in arrears on     and     of each year, commencing on    , 20  . The 20   notes will mature on    , 20   , the 20   notes will mature on    , 20   and the 20   notes will mature on    , 20   . We may redeem some or all of the notes of any series at our option at any time and from time to time at the applicable redemption prices described under “Description of the Notes—Optional Redemption” in this prospectus supplement.
The notes will be our unsecured senior obligations and will rank equally in right of payment with all of our other unsecured senior indebtedness from time to time outstanding. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Each series of notes is a new issue of securities with no established trading market. The notes will not be listed on any securities exchange.
Investing in the notes involves risks. Please read “Risk Factors” beginning on page S-6 of this prospectus supplement, on page 7 of the accompanying prospectus and other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus.
	Public Offering Price(1)	Underwriting Discount	Proceeds, Before Expenses, to Us
Per 20 note	%	%	%
Total	$	$	$
Per 20 note	%	%	%
Total	$	$	$
Per 20 note	%	%	%
Total	$	$	$
(1)	Plus accrued interest, if any, from , 2020.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The notes will be delivered to investors on or about     , 2020 in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking S.A. and Euroclear Bank S.A./N.V., against payment in New York, New York.
Joint Active Book-Running Managers
J.P. Morgan	RBC Capital Markets
MUFG	SMBC Nikko
Joint Book-Running Managers
BofA Securities			Barclays
Citigroup	HSBC	SOCIETE GENERALE	Wells Fargo Securities
Senior Co-Managers
BBVA	Credit Suisse	PNC Capital Markets LLC	Scotiabank	Standard Chartered Bank	TD Securities
Co-Managers
BNP PARIBAS	CIBC Capital Markets	Credit Agricole CIB	Mizuho Securities	US Bancorp

     , 2020

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any applicable free writing prospectuses. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front covers of this prospectus supplement and the accompanying prospectus, the information contained in any related free writing prospectus will be accurate only as of the date of that document, and the information contained in any document incorporated by reference into this prospectus supplement is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since those respective dates.
Unless otherwise expressly stated or the context otherwise requires, references to “dollars,” “$” and other similar references in this prospectus supplement, the accompanying prospectus and any related free writing prospectuses are to U.S. dollars. Unless otherwise expressly stated or the context otherwise requires, the words “Occidental,” “we,” “us” and “our” as used in this prospectus supplement refer to Occidental Petroleum Corporation and its subsidiaries. However, in the “Description of the Notes” section of this prospectus supplement, references to “Occidental,” “we,” “us,” and “our” are to Occidental Petroleum Corporation only and not to any of its subsidiaries.
S-ii

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements that involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. Factors that could cause the results to differ include, but are not limited to:
•	the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities and other third parties in response to the pandemic;
•	our indebtedness and other payment obligations, including the need to generate sufficient cash flows to fund operations;
•	our ability to successfully monetize select assets, repay or refinance our debt and the impact of changes in our credit ratings;
•	assumptions about energy markets;
•	global and local commodity and commodity-futures pricing fluctuations, such as the sharp decline in crude oil prices that occurred in the first half of 2020;
•	supply and demand considerations for, and the prices of, our products and services;
•	actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries;
•	results from operations and competitive conditions;
•	future impairments of our proved and unproved oil and gas properties or equity investments, or write-downs of productive assets, causing charges to earnings;
•	unexpected changes in costs;
•	availability of capital resources, levels of capital expenditures and contractual obligations;
•	the regulatory approval environment, including our ability to timely obtain or maintain permits or other governmental approvals, including those necessary for drilling and/or development projects;
•	our ability to successfully complete, or any material delay of, field developments, expansion projects, capital expenditures, efficiency projects, acquisitions or dispositions;
•
risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections, projected synergies, restructuring, increased costs and adverse tax consequences;

•	uncertainties and liabilities associated with acquired and divested properties and businesses;
•	uncertainties about the estimated quantities of oil, natural gas and natural gas liquid (“NGL”) reserves;
•	lower-than-expected production from development projects or acquisitions;
•	our ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes and improve our competitiveness;
•	exploration, drilling and other operational risks;
•	disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver our oil and natural gas and other processing and transportation considerations;
•	general economic conditions, including slowdowns, domestically or internationally and volatility in the securities, capital or credit markets;
•	uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark;
•	governmental actions and political conditions and events;
S-iii

•
legislative or regulatory changes, including changes relating to hydraulic fracturing or other oil and natural gas operations, retroactive royalty or production tax regimes, deepwater and onshore drilling and permitting regulations and environmental regulation (including regulations related to climate change);

•	environmental risks and liability under international, provincial, federal, regional, state, tribal, local and foreign environmental laws and regulations (including remedial actions);
•	potential liability resulting from pending or future litigation;
•	disruption or interruption of production or manufacturing or facility damage due to accidents, chemical releases, labor unrest, weather, natural disasters, cyber-attacks or insurgent activity;
•	the creditworthiness and performance of our counterparties, including financial institutions, operating partners and other parties;
•	failure of risk management;
•	our ability to retain and hire key personnel;
•	reorganization or restructuring of our operations;
•	changes in state, federal or foreign tax rates; and
•	actions by third parties that are beyond our control.
Words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “might,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “aim,” “goal,” “target,” “objective,” “likely” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or, in the case of documents incorporated by reference, as of the date of those documents. Unless legally required, we undertake no obligation to update, modify or withdraw any forward-looking statements, as a result of new information, future events or otherwise. Material risks that may affect our results of operations and financial position appear under the heading “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and our most recent Annual Report on Form 10-K, which is incorporated herein by reference, as well as in any of our subsequently-filed quarterly or current reports that are incorporated by reference in this prospectus supplement and the accompanying prospectus.
S-iv

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. It does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, which are incorporated by reference in this prospectus supplement, for more information about important factors you should consider before you make your investment decision.
Occidental
Occidental is an international energy company with operations in the United States, Middle East, Africa and Latin America. We are the largest onshore oil producer in the U.S., including in the Permian Basin, and a leading offshore producer in the Gulf of Mexico. Our midstream and marketing segment provides flow assurance and maximizes the value of our oil and gas. Our chemical subsidiary, OxyChem, manufactures the building blocks for life-enhancing products.
Oil and Gas—This segment explores for, develops and produces oil and condensate, NGL and natural gas. Occidental’s oil and gas assets are located in some of the world’s highest-margin basins and are characterized by an advantaged mix of short- and long-cycle, high-return development opportunities. In the United States, Occidental holds a leading position in the Permian Basin, and is a leading offshore producer in the Gulf of Mexico. Other core operations are in the Middle East (Oman, United Arab Emirates and Qatar), Africa (Algeria) and Latin America (Colombia).
Chemical (OxyChem)—This segment primarily manufactures and markets basic chemicals and vinyls. OxyChem is a leading North American manufacturer of PVC resins, chlorine and caustic soda – key building blocks of products such as pharmaceuticals, water treatment chemicals and durable, long-life plastics. OxyChem has manufacturing facilities in the United States, Canada and Latin America.
Midstream and Marketing—This segment purchases, markets, gathers, processes, transports and stores oil, condensate, NGL, natural gas, carbon dioxide and power. It also trades around its assets, including transportation and storage capacity, and invests in entities that conduct similar activities. Also within the midstream and marketing segment is Oxy Low Carbon Ventures (“OLCV”). OLCV seeks to capitalize on Occidental’s enhanced oil recovery leadership by developing carbon capture, utilization and storage projects that source anthropogenic carbon dioxide and promote innovative technologies that drive cost efficiencies and economically grow Occidental’s business while reducing emissions.
Occidental is incorporated in Delaware. Its principal executive offices are located at 5 Greenway Plaza, Suite 110, Houston, Texas 77046 and its telephone number is (713) 215-7000. Occidental’s website address is www.oxy.com. Information contained on Occidental’s website does not constitute part of this prospectus supplement. Occidental’s common stock and public warrants to purchase shares of its common stock are publicly-traded on the NYSE, under the ticker symbols “OXY” and “OXY WS,” respectively. Additional information about Occidental is included in documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” beginning on Page S-29.
Acquisition of Anadarko
On August 8, 2019, pursuant to the Agreement and Plan of Merger, dated as of May 9, 2019, Occidental acquired all of the outstanding shares of Anadarko Petroleum Corporation (“Anadarko”), with Anadarko continuing as an indirect, wholly-owned subsidiary of Occidental (the “Anadarko Acquisition”). Accordingly, certain financial information related to Anadarko and our combined business are incorporated by reference herein. See “Where You Can Find More Information” beginning on Page S-29.

Recent Developments
Concurrent Tender Offers
Concurrently with this offering, we commenced cash tender offers (together with the related consent solicitations described below, the “Tender Offers”) to purchase our outstanding 4.10% Senior Notes due 2021, 2.600% Senior Notes due 2021, Floating Interest Rate Notes due August 2021, 3.125% Senior Notes due 2022, 2.600% Senior Notes due 2022, 2.700% Senior Notes due 2022, Floating Interest Rate Notes due August 2022 and 2.70% Senior Notes due 2023 (collectively, the “Subject Notes”), subject to a maximum aggregate purchase price equal to $1.5 billion, a $200 million sub-cap in the case of the Subject Notes maturing in 2022 and a $50 million sub-cap in the case of the Subject Notes maturing in 2023.
We intend to fund the Tender Offers and related fees and expenses using the net proceeds of this offering.
The Tender Offers are made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated August 12, 2020 (the “Offer to Purchase”). The Tender Offers will expire at 11:59 p.m., New York City time, on September 9, 2020, unless extended or terminated by Occidental. Holders of Subject Notes that are validly tendered prior to 5:00 p.m., New York City time, on August 25, 2020 and accepted for purchase pursuant to the applicable Tender Offer will receive, in addition to the applicable tender offer consideration, the applicable early tender premium for such series of Subject Notes, in each case subject to the term and conditions described in the Offer to Purchase.
In connection with the Tender Offers, Occidental is also soliciting consents from the holders of certain series of the Subject Notes for certain proposed amendments described in the Offer to Purchase that would, among other things, remove certain covenants contained in the Indentures governing the Subject Notes (the “Proposed Amendments”). Adoption of the Proposed Amendments with respect to each series of Subject Notes requires the requisite consent applicable to each series of Subject Notes as described in the Offer to Purchase.
The Tender Offers are conditioned upon the satisfaction or waiver of conditions set forth in the Offer to Purchase. We reserve the right to amend, extend, withdraw or terminate any of the Tender Offers in our sole discretion, subject to applicable law. We cannot assure you that the Tender Offers will be consummated in accordance with the terms described in the Offer to Purchase and Consent Solicitation Statement, or at all, that a significant principal amount of the Subject Notes will be tendered, or that the Proposed Amendments will be adopted.
One or more of the underwriters or their respective affiliates may own Subject Notes and be eligible to participate in the Tender Offers. As a result, one or more of the underwriters or their respective affiliates may receive a portion of the net proceeds from the Tender Offers.
This offering is not conditioned upon completion of any of the Tender Offers. Nothing contained in this prospectus supplement should be construed as an offer to purchase any of the Subject Notes. The Tender Offers are being made only to the recipients of the Offer to Purchase and Consent Solicitation Statement, upon the terms and subject to the conditions set forth therein. The Tender Offers are conditioned on the consummation of this offering.
July 2020 Notes Offering and Tender Offers
On July 13, 2020, we issued three series of senior unsecured notes in an aggregate principal amount of $2.0 billion (the “July 2020 Notes”), of which $500 million matures in each of 2025 and 2027 and $1.0 billion matures in 2030. Also on July 13, 2020, we used the net proceeds from the issuance of the July 2020 Notes to (i) purchase certain series of our notes maturing in 2021 and representing an aggregate principal amount of approximately $2.0 billion, which were tendered in cash tender offers we conducted pursuant to an Offer to Purchase and Consent Solicitation Statement dated June 25, 2020 (the “July 2020 Tender Offers”) and (ii) pay fees and expenses in connection therewith.

Liquidity and Maturity Profile
The following table sets forth the maturities, by aggregate principal amount, of our outstanding indebtedness for borrowed money (consisting of borrowings under term loans, senior notes and debentures) as of June 30, 2020 (i) on an actual basis, accounting for the July 2020 Notes Offering and July 2020 Tender Offers, and (ii) on an adjusted basis, to give effect to this offering and the anticipated use of proceeds therefrom, assuming, for illustrative purposes, (a) that we issue notes hereby in an aggregate principal amount of $1.5 billion, with maturities in the range from and including 2024 and through 2030 and (b) 100% participation in the Tender Offers as of the early tender time (which would result in our repurchasing all outstanding 4.10% Senior Notes due 2021 and a portion of the outstanding 2.600% Senior Notes due 2021). Such adjusted amounts do not reflect the application of proceeds from the divestitures of certain assets that we continue to pursue, which we intend to use, together with free cash flow, to repay near-term debt maturities. See “—Concurrent Tender Offers,” “Risk Factors—Risks Related to Our Business and Operations” and “Use of Proceeds.”
	As of June 30, 2020
	(actual, in $ millions)
Cash and cash equivalents	$1,011
Capacity under revolving credit facility	5,000
Liquidity	$6,011

	Aggregate Principal Amount Due (in $ millions)
Maturity	Actual	As Adjusted
2020(1)	—	—
2021 — 2023(2)(3)	$10,312	$8,820
2024 — 2030 (including the notes offered hereby)	13,224	14,724
2031 — 2096(1)	13,868	13,868
Total debt	$37,404	$37,412
(1)
Our Zero Coupon senior notes (“Zero Coupons”) mature in 2036, but can be put to us in October of each year, in whole or in part, for their then-accreted value. The Zero Coupons can next be put to us in October 2020, which, if put in whole, would require a payment of $992 million at such date.

(2)	Includes $1,956 million principal amount of our variable-rate term loan due 2021. The interest rate applicable to the term loan as of June 30, 2020 was 2.06%.
(3)	Our revolving credit facility matures in 2023. As of the date of this prospectus supplement, we have $5,000 million of unused borrowing capacity under our revolving credit facility.

The Offering
In this subsection, references to the “Company,” “we,” “us” or “our” refer to Occidental Petroleum Corporation and not to any of its subsidiaries.
Issuer
Occidental Petroleum Corporation.
Securities Offered
$     aggregate principal amount of our     % Senior Notes due 20  .
$     aggregate principal amount of our     % Senior Notes due 20  .
$     aggregate principal amount of our     % Senior Notes due 20  .
The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We may from time to time, without the consent of the holders of the notes, reopen the notes and issue additional notes.
Maturity Date
The 20   notes will mature on        , 20  .
The 20   notes will mature on        , 20  .
The 20   notes will mature on        , 20  .
Interest
The 20   notes will bear interest at a rate equal to     % per annum.
The 20   notes will bear interest at a rate equal to     % per annum.
The 20   notes will bear interest at a rate equal to     % per annum.
Interest Payment Dates
Interest on the 20   notes will accrue from       , 2020 and be paid semi-annually in arrears on     and     of each year, commencing on       , 20  .
Interest on the 20   notes will accrue from       , 2020 and be paid semi-annually in arrears on     and     of each year, commencing on       , 20  .
Interest on the 20   notes will accrue from       , 2020 and be paid semi-annually in arrears on     and     of each year, commencing on       , 20  .
Use of Proceeds
We expect the net proceeds from this offering to be approximately $    million after deducting the underwriting discounts and our estimated offering expenses.
We intend to use the net proceeds from this offering to fund the concurrent Tender Offers and to pay fees and expenses in connection therewith. In the event the Tender Offers are not consummated, or the net proceeds from this offering are otherwise in excess of the amount needed to fund the Tender Offers, we intend to use any remaining proceeds for the refinancing, redemption or repayment of certain of our outstanding indebtedness, including our indebtedness with near-term maturities. See “Use of Proceeds.”

Indenture
We will issue the notes under an indenture (the “indenture”), dated as of August 8, 2019, between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”).
Ranking
The notes will:
•	be our senior unsecured obligations;
•	rank equally in right of payment with all of our other existing and future senior indebtedness that is not specifically subordinated to the notes;
•	be effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing that indebtedness; and
•
be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries, including debt obligations of our subsidiaries that remain outstanding following the Anadarko Acquisition.

Optional Redemption
We may redeem each series of the notes prior to their maturity at our option for cash, any time in whole or from time to time in part, at the applicable redemption price specified under “Description of the Notes—Optional Redemption.”
Form, Delivery and Clearance
Each series of notes will be represented by one or more global notes registered in the name of The Depository Trust Company, referred to as the Depositary, or its nominee. Beneficial interests in the notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants in the Depositary.
Trustee
The trustee for the notes will be The Bank of New York Mellon Trust Company, N.A.
Tax Considerations
You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Material U.S. Federal Income Tax Considerations.”
Governing Law
The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.
Risk Factors
See “Risk Factors” beginning on page S-6 of this prospectus supplement, “Risk Factors” on page 7 of the accompanying prospectus and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 for a discussion of the risk factors you should carefully consider before you make your investment.

RISK FACTORS
Investing in the notes involves risks. Before you invest in the notes, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Specifically, please see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, as such risks may be updated or supplemented in this prospectus supplement, and the other information in those and the other reports that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of risk factors that may affect the business.
Risks Related to Our Business and Operations
The COVID-19 pandemic has adversely affected our business, and the ultimate effect on our operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted.
The COVID-19 pandemic has adversely affected the global economy, disrupted global supply chains and created significant volatility in the financial markets. In addition, the pandemic has resulted in travel restrictions, business closures and the institution of quarantining and other restrictions on movement in many communities. As a result, there has been a significant reduction in demand for and prices of crude oil, natural gas and NGL. If the reduced demand for and prices of crude oil, natural gas and NGL continue for a prolonged period, our operations, financial condition, cash flows, level of expenditures and the quantity of estimated proved reserves that may be attributed to our properties may be materially and adversely affected. Our operations also may be adversely affected if significant portions of our workforce are unable to work effectively, including because of illness, quarantines, government actions, or other restrictions in connection with the pandemic. We have implemented workplace restrictions in our offices and work sites for health and safety reasons, including guidance for our non-essential employees to work remotely if able, and continue to monitor national, state and local government directives where we have operations and/or offices. Further, our business plan, including our financing and liquidity plan, includes, among other things, planned divestitures. If general economic conditions or conditions in the energy industry persist at current levels for an extended period of time, we may not be able to complete these transactions on favorable terms, in a timely manner or at all. The extent to which the COVID-19 pandemic adversely affects our business, results of operations, and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities and other third parties in response to the pandemic. The COVID-19 pandemic may also materially adversely affect our operating and financial results in a manner that is not currently known to us or that we do not currently consider to present significant risks to our operations. To the extent the COVID-19 pandemic adversely affects our business, operations, financial condition and operating results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section (including those described in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, which are incorporated by reference in this prospectus supplement), such as those relating to our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness.
Crude oil prices declined significantly in the first quarter of 2020 and have remained depressed. If oil prices further decline or remain at current levels for a prolonged period, our operations and financial condition may be materially and adversely affected.
In the first half of 2020, crude oil prices fell sharply and dramatically, due in part to significantly decreased demand as a result of the COVID-19 pandemic and the announcement by Saudi Arabia of a significant increase in its maximum crude oil production capacity as well as the announcement by Russia that previously agreed upon oil production cuts among members of OPEC and its broader partners (“OPEC+”) would expire on April 1, 2020, and the ensuing expiration thereof. Recent agreed-upon production cuts by OPEC+ along with declining U.S. production have helped to correct the supply and demand imbalance; however, these reductions are not expected to be enough in the near-term to offset the significant inventory build caused by the demand destruction from the COVID-19 pandemic in the first half of 2020. Prices for WTI crude oil were over $60 per barrel at the beginning of 2020 before declining significantly through March and further declining into April. While crude oil prices modestly recovered in June 2020, a reversal of recent improvements or a prolonged period at current prices may materially and adversely affect our operations, financial condition, cash flows, level of expenditures and the quantity of estimated proved reserves that may be attributed to our properties.
As domestic demand for crude oil has declined substantially due to the COVID-19 pandemic, we cannot ensure that there will be a physical market for our production at economic prices until markets stabilize.
As a result of low commodity prices, we have curtailed a portion of our estimated crude oil production and may store rather than sell additional crude oil production in the near future. Additionally, the excess supply of oil could lead to further curtailments by our crude oil purchasers. We have contracted for additional storage capacity and began incurring incremental costs for such services in the second quarter of 2020. While we believe that the shutting-in of such production will not impact the productivity of such wells when reopened, there is no assurance we will not have a degradation in well performance upon returning those wells to production. The storing or shutting in of a portion of our production can also result in increased costs under our midstream and other contracts. Any of the foregoing could result in an adverse impact on our revenues, financial position and cash flows.
We have recorded impairments of our proved and unproved oil and gas properties and will continue to assess further impairments in the future.
We have recorded impairments of our proved and unproved oil and gas properties resulting from prolonged declines in oil prices and may record such impairments in the future. Past impairments include pre-tax impairment and related charges to both proved and unproved oil and gas properties, and a lower of cost or net realizable value adjustment for crude inventory. In the second quarter of 2020, Occidental recognized a pre-tax impairment to its oil and gas proved and unproved properties of $8.6 billion. If the macro-economic conditions that exist as of the date of this prospectus supplement continue or worsen for a prolonged period, our operations and financial condition may be materially and adversely affected, and our oil and gas properties may be subject to further testing for impairment. This could result in additional non-cash asset impairments, and such impairments could be material to our financial statements.
Risks Related to the Notes
Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.
Our ability to satisfy our debt obligations, including the notes, will depend on our ability to generate sufficient cash flow to service our debt, which in turn depends on our future financial performance. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including our obligations under the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy, the impact of legislative or regulatory actions on how we conduct our business or competition and initiatives of our competitors, are beyond our control.
We continue to review our debt management options, which could include the utilization of liability management solutions, such as debt exchanges and extension of maturities, the refinancing of debt and further accessing the capital markets. We also continue to pursue divestitures of certain assets and intend to use the proceeds from asset sales and free cash flow to repay nearer-term debt maturities, but the expected timing and final proceeds from such asset sales are uncertain. If we do not generate enough cash flow from operations or through debt management options to satisfy our debt obligations, particularly in light of the inherent uncertainty associated with the duration and severity of the COVID-19 pandemic and its resulting impact on oil demand, we may have to undertake alternative financing plans, including selling additional debt or equity securities, reducing or delaying capital investments or divesting additional assets. We may not be able to refinance our debt or sell additional debt or equity securities or assets on favorable terms, if at all, and if we are forced to refinance our debt at higher interest rates, any increases in interest expense could adversely affect our cash flows and results of operations. Similarly, if we reduce or delay capital investments or sell our assets on disadvantageous terms, such reductions, delays or sales may negatively affect our ability to generate revenues or result in losses.
Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects, and could impede our ability to repay our indebtedness when it becomes due and also meet our other cash needs. As of June 30, 2020, after giving effect to this offering (including the application of the proceeds therefrom), we would have had approximately $    billion aggregate principal amount of outstanding indebtedness, none of which would have been secured indebtedness, including approximately $    billion of debt with maturities in 2021 and 2022 (assuming all the net proceeds of the offering are used to fund the Tender Offers). In addition, as of the date of this prospectus supplement, we had $5.0 billion of unused borrowing capacity available under our existing revolving credit facility, which matures in 2023. Our outstanding indebtedness includes our Zero Coupon senior notes due 2036 (the “Zero Coupons”), which have an aggregate principal amount due at maturity of approximately $2.3 billion in 2036 and which may be put to us in October of each year until maturity, in whole or in part, for the then-accreted value of the outstanding Zero Coupons. The Zero Coupons can next be put to us in October 2020, which, if put in whole, would require a payment of $992 million at such date.
Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.
After the issuance of the notes, even after giving effect to the anticipated use of proceeds therefrom to fund the Tender Offers or otherwise refinance, redeem or repurchase certain of our outstanding indebtedness, we will have a significant amount of indebtedness.
Our substantial indebtedness could have negative consequences to you and us. For example, it could:
•	make it more difficult for us to satisfy our obligations with respect to the notes;
•	increase our vulnerability to general adverse economic and industry conditions;
•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	place us at a competitive disadvantage compared to our competitors that have less debt; and
•	limit our ability to obtain financing in the future for working capital, capital expenditures, acquisitions or other purposes on acceptable terms, on a timely basis or at all.
The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The notes will be obligations of Occidental Petroleum Corporation exclusively and not of any of our subsidiaries, and none of our subsidiaries will guarantee the notes. Consequently, the notes will be structurally subordinated to all existing and future liabilities of any of our subsidiaries (including debt obligations of our subsidiaries that remain outstanding following the Anadarko Acquisition and any future debt obligations of ours that may be guaranteed by our subsidiaries). We derive substantially all of our revenues from our subsidiaries. As a result, our cash flow and our ability to service our debt and other obligations, including the notes, will depend on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us with cash to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation to make payments on the notes or to make funds available to us for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us are dependent upon results of operations of our subsidiaries, may be subject to contractual and other restrictions, may be subject to tax or other laws limiting our ability to repatriate funds from foreign subsidiaries and may be subject to other business considerations.
The notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur.
The notes will not be secured by any of our assets. As a result, the notes will be effectively subordinated to any secured debt we or our subsidiaries may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our secured debt and the secured debt of our subsidiaries may assert rights against the assets pledged to secure that debt in order to receive full payment of their debt before the assets may be used to pay other creditors, including the holders of the notes. While we do not currently have any secured debt outstanding, the terms of our outstanding indebtedness permits, and the terms of the notes will permit, us to incur a significant amount of secured debt. See “Description of the Notes.”
Our credit ratings may not reflect all risks of an investment in the notes and there is no protection in the indenture for holders of the notes in the event of a ratings downgrade. A downgrade in our credit rating could negatively impact our cost of and ability to access capital.
Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due but they may not reflect the potential impact of all risks related to an investment in the notes. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. We have no obligation to maintain the ratings and neither we nor any underwriter undertakes any obligation to advise holders of notes of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating.
Our corporate credit ratings were downgraded in connection with the Anadarko Acquisition and further downgraded in connection with the sharp decline in oil and gas demand and prices in 2020 related to the COVID-19 pandemic and a breakdown in relations among some of the world’s largest oil producing countries. We cannot assure you that our credit ratings will not be downgraded in the future. A downgrade in our credit ratings could negatively impact our cost of capital or our ability to effectively execute aspects of our strategy. If we were to be downgraded, it could be difficult for us to raise debt in the capital markets and the cost of any new debt could be significantly higher than our outstanding debt. In addition, as a result of any such credit ratings downgrades, we may be requested, and in some cases required, to provide collateral in the form of cash, letters of credit, surety bonds or other acceptable support as financial assurance of our performance and payment obligations under certain contractual arrangements such as pipeline transportation contracts, oil and gas purchase contracts and certain derivative instruments. To date, we have provided financial assurances through a combination of cash, letters of credit and surety bonds made available to us on a bilateral basis.
The indenture contains limited covenants, and those covenants do not restrict the amount of indebtedness that we or our subsidiaries may incur.
The indenture contains limited covenants, and those covenants restricting our ability and our consolidated subsidiaries’ ability to incur certain indebtedness secured by liens contain important exceptions. Further, the indenture does not restrict our ability or that of our subsidiaries to incur additional indebtedness (including guarantees of indebtedness), conduct liability management or other transactions, require us to maintain any financial ratios or contain other provisions that would afford holders of the notes protection in the event of a decline in our credit quality or a take-over, recapitalization or highly leveraged or similar transaction. See “Description of Senior Debt Securities” in the accompanying prospectus. Accordingly, we and our subsidiaries could, in the future, enter into transactions that could increase the amount of indebtedness outstanding at that time, including secured or guaranteed indebtedness to which the notes would be effectively subordinated, or otherwise adversely affect your position in our consolidated capital structure or our credit ratings.
If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.
Each series of notes is a new issue of securities with no established trading market, and we do not intend to list the notes on any securities exchange or automated quotation system. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

USE OF PROCEEDS
We expect the net proceeds from this offering to be approximately $    million, after deducting the underwriting discounts and our estimated offering expenses.
We intend to use the net proceeds from this offering to fund the Tender Offers and to pay fees and expenses in connection therewith. See “Summary—Recent Developments—Concurrent Tender Offers” for the maturities and interest rates of the Subject Notes. In the event that the Tender Offers are not consummated, or the net proceeds from this offering are otherwise in excess of the amount needed to fund the Tender Offers, we intend to use any remaining proceeds for the refinancing, redemption or repayment of certain of our outstanding indebtedness, including our indebtedness with near-term maturities.
Certain of the underwriters or their affiliates may hold a portion of the Subject Notes, and may therefore receive a portion of the net proceeds of this offering. Also, certain of the underwriters or their affiliates may be agents and/or lenders under the Company’s other existing indebtedness and may receive offering proceeds to the extent proceeds are used to pay down that debt. See “Underwriting.”

DESCRIPTION OF THE NOTES
In this “Description of the Notes,” references to the “Company,” “we,” “us” or “our” refer to Occidental Petroleum Corporation and not to any of its subsidiaries. Capitalized terms used in this description but not otherwise defined have the meanings assigned to them in the Indenture (as defined below).
Each of our     % Senior Notes due 20   (the “20   Notes”),     % Senior Notes due 20   (the “20   Notes”) and     % Senior Notes due 20   (the “20   Notes” and, together with the 20   Notes and the 20   Notes, the “Notes”) will constitute a separate series of our senior debt securities under an indenture (the “Indenture”), dated as of August 8, 2019, between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We will issue each series of Notes on        , 2020 (the “Issue Date”), pursuant to an officer’s certificate, as contemplated by the Indenture, setting forth the specific terms applicable to such series of Notes. References to the “Indenture” in this description refer to the Indenture as supplemented by each applicable officer’s certificate.
The following description is a summary of certain of the provisions of the Notes and the Indenture. This summary is not complete and is qualified in its entirety by reference to the Indenture, the form of which is attached as an exhibit to the registration statement of which this prospectus supplement forms a part. You should carefully read the summary below, the description of the general terms and provisions of our senior debt securities set forth in the accompanying prospectus under the heading “Description of Senior Debt Securities” and the Indenture in their entirety. See “Where You Can Find More Information.”
This “Description of the Notes” supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the senior debt securities and the Indenture in the accompanying prospectus. The Notes are “senior debt securities” as that term is used in the accompanying prospectus and the Trustee is referred to in the accompanying prospectus as the “Senior Indenture Trustee.” In this description, the term “Securities” refers to all senior debt securities that have been and may be issued under the Indenture and includes the Notes.
General
Each series of Notes will constitute a separate series of the Company’s senior debt securities under the Indenture. The Indenture will not limit the aggregate principal amount of Notes that we may issue under the Indenture and we may, without the consent of holders of outstanding Notes, issue additional Notes thereunder of any series. In addition, the Indenture does not limit the amount of other unsecured debt that we or our subsidiaries may issue or incur. Our outstanding senior debt issued under other indentures may have different terms from the Notes (including different restrictive covenants and event of default provisions) and, as a result, certain events or circumstances that may constitute an event of default with respect to that previously issued debt may not constitute an event of default under the Indenture. The Notes are unsecured and will rank equally in right of payment with all of our other senior unsecured indebtedness.
As of June 30, 2020, after giving effect to this offering (including the application of the proceeds therefrom), we would have had approximately $       billion aggregate principal amount of outstanding indebtedness, none of which would have been secured indebtedness. In addition, as of the date of this prospectus supplement, we had $5.0 billion of unused borrowing capacity available under our existing revolving credit facility, which matures in 2023.
Substantially all of our operations are conducted through our subsidiaries. None of our subsidiaries will guarantee the Notes. As a result, our right to receive assets upon the liquidation or recapitalization of any of our subsidiaries, and your consequent right to benefit from our receipt of those assets, will be subject to the claims of such subsidiary’s creditors. Accordingly, the Notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries, including debt obligations of our subsidiaries that remain outstanding following the Anadarko Acquisition. Even if we were recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any obligations secured by security interests in or other liens on the assets of any such subsidiary.
The Notes will not be entitled to any sinking fund.

Principal, Maturity and Interest
The 20   Notes will be initially limited to $       aggregate principal amount. The 20   Notes will be initially limited to $       aggregate principal amount. The 20   Notes will be initially limited to $ aggregate principal amount. We may, from time to time, without the consent of the holders of any series of Notes, reopen any series of Notes and issue additional Notes of such series.
The 20    Notes, the 20   Notes and the 20   Notes will mature on       , 202 ,       , 20   and       , 20  , respectively.
The 20   Notes will bear interest from the Issue Date at the rate of     % per annum. The 20   Notes will bear interest from the Issue Date at the rate of     % per annum. The 20   Notes will bear interest from the Issue Date at the rate of     % per annum. Interest on each series of Notes will be payable semiannually on     and     of each year, commencing on        , 20  , in each case, to the holders of record of the Notes of the applicable series at the close of business on the immediately preceding        and       , respectively (whether or not a business day).
If any interest payment date, maturity date or redemption date for any series of Notes falls on a day that is not a business day, the payment will be made on the next business day, and no interest will accrue on that payment for the period from and after such interest payment date, maturity date or redemption date until such following business day. Interest on each series of Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Interest payable on any interest payment date or redemption date or on the maturity date of any series of Notes shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for on such series Notes (or, if no interest has been paid or duly provided for on such series of Notes, from and including the Issue Date) to, but not including, such interest payment date, redemption date or maturity date, as the case may be.
The Notes will not be listed on any securities exchange or included in any automated quotation system.
Place of Payment, Transfer and Exchange
All payments on the Notes will be made, and transfers of the Notes will be registrable, at the trustee’s office in The City of New York, unless we designate another place for such purpose.
Optional Redemption
Any series of Notes may be redeemed, in whole or in part, at our option, at any time or from time to time, in each case prior to the Applicable Par Call Date (as defined below) at a redemption price equal to the greater of:
•	100% of the principal amount of the Notes to be redeemed; and
•
as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed through final maturity (assuming, for this purpose, that the Notes mature on the Applicable Par Call Date), but excluding any portion of such payments of interest accrued to, but not including, the redemption date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the applicable Treasury Rate (as defined below) plus the Applicable Make-Whole Spread (as defined below);

Plus, in each case, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the redemption date.
On and after the Applicable Par Call Date, the Notes will be redeemable at our option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the redemption date.
Notwithstanding the foregoing, with respect to interest that is due and payable on any interest payment date falling on or prior to a redemption date for such Notes, we will pay such interest to the persons who were record holders of such Notes at the close of business on the relevant regular record date.

We will send to each holder of Notes subject to redemption a notice of such redemption at least 10 days but not more than 60 days before the redemption date. Unless we default in payment of the redemption price (or accrued and unpaid interest) with respect to the Notes to be redeemed, no interest will accrue on the Notes or portions thereof so redeemed for the period on and after such redemption date. If less than all of the Notes of a series are to be redeemed, the Notes (or portions thereof) of such series to be redeemed will be selected by such method as the Trustee deems fair and appropriate (or, in the case of global notes, by the Depositary’s applicable policies and procedures).
We may provide in any notice of redemption that payment of the redemption price and the performance of any obligations with respect to such redemption may be performed by another person; provided, however, that we will remain obligated to pay the redemption price and perform any such obligations with respect to such redemption in the event such other person fails to do so.
“Applicable Make-Whole Spread” means, with respect to a series of Notes, the number of basis points set forth opposite such series in the table below:
Title of Series	Make-Whole Spread
20 Notes	bps
20 Notes	bps
20 Notes	bps
“Applicable Par Call Date” means, with respect to a series of Notes, the date set forth opposite such series in the table below:
Title of Series	Par Call Date
20 Notes	, 20
20 Notes	, 20
20 Notes	, 20
“Comparable Treasury Issue” means, with respect to any redemption date for a series of Notes, the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Notes (assuming, for this purpose, that the Notes mature on the Applicable Par Call Date).
“Comparable Treasury Price” means, with respect to any redemption date for a series of Notes, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than three Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, such average in any case to be determined by the Quotation Agent, or (3) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.
“Quotation Agent” means, with respect to any redemption date for a series of Notes, the Reference Treasury Dealer appointed by us as such.
“Reference Treasury Dealer” means, with respect to any redemption date for a series of Notes, (1) each of J.P. Morgan Securities LLC, RBC Capital Markets, LLC and MUFG Securities Americas Inc. (or their respective affiliates that are primary U.S. Government securities dealers) and their respective successors; provided, however, that if any of them shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), we will substitute for it another Primary Treasury Dealer; (2) a Primary Treasury Dealer selected by SMBC Nikko Securities America, Inc.; and (3) any other Primary Treasury Dealer or Dealers selected by us.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for a series of Notes, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day in The City of New York preceding such redemption date.

“Treasury Rate” means, on a redemption date, the rate per annum, as determined by the Quotation Agent, equal to:
•
the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes mature on the Applicable Par Call Date), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis rounding to the nearest month; or

•
if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated at 5:00 p.m. (New York City time) on the third business day preceding the redemption date by the Quotation Agent.
Book-Entry; Delivery and Form
Each series of Notes will be issued in the form of one or more global notes (“Global Notes”) which will be held by the Trustee as custodian for The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary. Interests in the Global Notes will be subject to the operations and procedures of the Depositary, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). The Notes will be issued in fully registered form without coupons and will be issued in, and beneficial interests in the Global Notes must be held in, minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Notwithstanding the foregoing, if (1) the Depositary notifies us that it is unwilling or unable to continue as depositary for the Notes or if the Depositary ceases to be eligible to act in such capacity and a successor depositary is not appointed by us within 90 days, (2) an event of default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing or (3) we in our sole discretion shall determine that some or all of the Notes will no longer be represented by Global Notes, the Global Notes will be exchangeable for Notes in definitive form of like tenor and in an equal aggregate principal amount in authorized denominations. Such definitive Notes will be registered in such name or names as the Depositary instructs the Trustee.
The Depositary has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, the Depositary or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such Depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with the Depositary (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through the Depositary if they are participants in such system, or indirectly through organizations that are participants in such system.
So long as the Depositary or its nominee is the registered owner or holder of the Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with the Depositary’s procedures and those provided for under the Indenture.

Payments of the principal of and premium, if any, and interest on the Global Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes. Neither we nor the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
The Depositary has advised us that its present practice is, upon receipt of any payment of principal of and premium, if any, and interest on the Global Notes, to credit participants’ accounts immediately with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in the Depositary will be effected in the ordinary way through the Depositary’s same-day funds settlement system in accordance with the Depositary’s rules and will be settled in same-day funds.
The Depositary has advised us as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, or indirect participants.
Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, any of the underwriters or the Trustee will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries (collectively, the “U.S. Depositaries,” and each a “U.S. Depositary”), which hold those interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary.
Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.
Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are financial institutions including investment banks, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to the Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.
Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a Global Note through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in a Global Note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.
Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.
Cross-market transfers between direct participants in the Depositary, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to the Depositary. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.
Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a Global Note from a direct participant in the Depositary will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of the Depositary. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a Global Note by or through a Euroclear Participant or Clearstream Participant to a direct participant in the Depositary will be received with value on the settlement date of the Depositary but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following the Depositary’s settlement date.
The information in this section concerning the Depositary, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Euroclear Participants and Clearstream Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, any of the underwriters or the Trustee will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective Participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes.
This discussion is limited to holders who purchase the notes in this offering for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This section addresses only U.S. federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	dealers in securities or currencies,
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,
•	banks,
•	life insurance companies,
•	tax exempt organizations,
•	persons that hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction,
•	persons who are required to recognize income with respect to the notes no later than when such income is taken into account in an applicable financial statement,
•	persons who are participating in the Tender Offers,
•	persons that actually or constructively own 10% or more of the total combined voting power of all our classes of stock that are entitled to vote,
•	a controlled foreign corporation that is related to us through stock ownership,
•	persons that purchase or sell the notes as part of a wash sale for tax purposes and
•	U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
If a partnership (including any entity taxed as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally would depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in the notes, you should consult your own tax advisors regarding the tax consequences of acquiring, owning and disposing of the notes.
This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, this summary does not address any tax consequences arising out of the laws of any state, local or foreign jurisdiction.
Please consult your own tax advisors concerning the consequences of the acquisition, ownership and disposition of the notes, in your particular circumstances under the Code and the laws of any other taxing jurisdiction.
Tax Consequences to U.S. Holders
This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of a note and you are:
•	a citizen or resident of the United States,
•	a domestic corporation,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or
•
a trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “Tax Consequences to Non-U.S. Holders” below.
Characterization of the Notes
Treasury regulations provide special rules for the treatment of debt instruments that provide for contingent payments. Under these regulations, a contingency is disregarded if the contingency is remote or incidental. In addition, these special rules do not apply where a debt instrument provides for alternative payment schedules applicable upon the occurrence of one or more contingencies, including an unconditional option held by the issuer or holder, and the timing and amounts of payments that comprise each payment schedule are known as of the issue date, in which case the option will be deemed to be exercised in a manner that maximizes (in the case of an option held by the holder) or minimizes (in the case of an option held by the issuer) the yield on the debt instrument. We intend to take the position that our option to redeem the notes (see “Description of the Notes—Optional Redemption”) should not cause the contingent payment debt instrument rules of the Treasury regulations to apply. This position is not binding on the Internal Revenue Service (“IRS”). A successful challenge of this position by the IRS could adversely affect the timing and amount of income inclusions with respect to the notes, and could cause any gain recognized on a sale or other taxable disposition of the notes to be treated as ordinary income rather than capital gain. The discussion below assumes that our position in this regard will be respected for tax purposes.
Discharge
Under the indenture, we may discharge, at any time, our obligations in respect of the notes under certain circumstances (see “Description of Senior Debt Securities—Discharge” in the accompanying prospectus). As described further in the accompanying prospectus under “Description of Senior Debt Securities—Discharge,” such a discharge could result in a taxable exchange for U.S. federal income tax purposes of the notes that have been discharged and you may recognize gain or loss on such notes and may be required to include in income any income, gain or loss attributable thereto even though no cash was actually received. After the discharge you would likely be treated as if you held an undivided interest in the cash and the property held in trust and may be subject to tax liability with respect thereto. You should review the accompanying prospectus and you should consult your own tax advisors regarding the potential U.S. federal income tax consequences to you in the event of a discharge.
Payments of Interest
Stated interest on the notes generally will be taxable to you as ordinary income at the time that it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.
Sale, Exchange or Other Disposition of the Notes
Upon the sale, exchange or other disposition of a note, you would recognize gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other disposition (excluding accrued but unpaid stated interest, which generally would be taxable as interest to the extent not previously included in income) and your adjusted tax basis in the note. Your adjusted tax basis in the note would be the amount you paid for the note.
Gain or loss that you recognize upon the sale, exchange or other disposition of a note would be capital gain or loss, and would be long-term capital gain or loss if your holding period for the note is more than one year at the time of the sale, exchange or other disposition. Capital gain of a non-corporate U.S. Holder generally would be taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.
Tax Consequences to Non-U.S. Holders
This subsection describes the tax consequences to a Non-U.S. Holder. You are a Non-U.S. Holder if you are a beneficial owner of a note that is not a U.S. Holder.

Payments of Interest
Subject to the discussions of backup withholding and FATCA withholding below, interest on the notes paid will be exempt from U.S. federal income tax, including withholding tax, if you meet one of the following requirements:
•
You provide a validly completed IRS Form W-8BEN, W-8BEN-E or other applicable form to the bank, broker or other intermediary through which you hold your notes establishing that you are a Non-U.S. Holder.

•
You hold your notes directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. person. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•
You are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence, and you properly claim this exemption on an IRS Form W-8BEN, W-8BEN-E or other applicable form.

•
The interest income on the notes is effectively connected with the conduct of your trade or business in the United States, and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete an IRS Form W-8ECI. In addition, in this case, you will be subject to U.S. federal income tax on such interest on a net income basis in generally the same manner as if you were a U.S. Holder and, if you are a corporate holder, you may be subject to a branch profits tax equal to 30% on your effectively connected earnings and profits, in each case except as otherwise provided by an applicable income tax treaty.

Sale, Exchange or other Disposition of the Notes
Subject to the discussions of backup withholding and FATCA withholding below, you generally would not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of your notes, unless:
•
the gain is “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that you maintain); in which case such gain would be subject to U.S. federal income tax on a net income basis generally in the same manner as if you were a U.S. Holder (and a foreign corporation may also be subject to an additional 30% branch profits tax, or lower applicable treaty rate); or

•
you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist; in which case the gain would be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable treaty), which may be offset by U.S.-source capital losses; provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If you are a corporate Non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
To the extent that any portion of the amount received on a sale, exchange or other disposition of your notes is attributable to unpaid interest on such notes, this amount generally will be taxed in the same manner as described above under “—Payments of Interest.”
Information Reporting and Backup Withholding
In general, if you are a non-corporate U.S. Holder, we and other payors may be required to report to the IRS (1) payments of principal of and premium (if any) and interest on your notes and (2) payments of the proceeds from the sale of your notes before maturity. Additionally, unless you are an exempt recipient, backup withholding would apply to any such payments if you fail to provide an accurate taxpayer identification number, or (in the case of interest payments) you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a Non-U.S. Holder, you would not be subject to backup withholding and information reporting on payments of principal of and premium (if any) and interest on your notes made by us and other payors; provided that the certification requirements described above under “Tax Consequences to Non-U.S. Holders—Payments of Interest” or “Tax Consequences to Non-U.S. Holders—Sale, Exchange or other Disposition of the Notes” are satisfied or you otherwise establish an exemption. However, we and other payors would be required to report payments of interest on your notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payments of the proceeds from the sale of your notes effected at a United States office of a broker would not be subject to backup withholding and information reporting if (i) the payor or the broker does not have actual knowledge or reason to know that you are a U.S. person and (ii) you have furnished to the broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-U.S. person. Payments to a Non-U.S. Holder of the proceeds from the sale of your notes effected at a foreign office of a broker would generally not be subject to information reporting or backup withholding. However, payments of proceeds received on such sales could be subject to information reporting and backup withholding in the same manner as a sale within the United States if: (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to an address in the United States or (iii) the sale has certain other specified connections with the United States.
Withholding on Payments to Foreign Financial Entities and Other Foreign Entities
A 30% withholding tax may be imposed on certain payments to a holder or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on the holder’s behalf if such holder or such persons fail to comply with certain information reporting requirements (“FATCA withholding”). Such payments include U.S.-source interest on debt securities that are issued or deemed issued after June 30, 2014, including the notes. Amounts that a holder receives on the notes could be affected by this withholding if such holder is subject to the information reporting requirements and fails to comply with them or if such holder holds the notes through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if such holder would not otherwise have been subject to withholding). Holders should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

UNDERWRITING
We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the notes set forth opposite its respective name in the following table.
Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes
J.P. Morgan Securities LLC	$	$	$
RBC Capital Markets, LLC
MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.
BofA Securities, Inc.
Barclays Capital Inc.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
SG Americas Securities, LLC
Wells Fargo Securities, LLC
BBVA Securities Inc.
Credit Suisse Securities (USA) LLC
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
Standard Chartered Bank
TD Securities (USA) LLC
BNP Paribas Securities Corp.
CIBC World Markets Corp.
Credit Agricole Securities (USA) Inc.
Mizuho Securities USA LLC
U.S. Bancorp Investments, Inc.
Total	$	$	$
The underwriters are committed, subject to certain conditions, to take and, if any are taken, pay for all of the notes being offered. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to the applicable percentage of the principal amount of such notes set forth below:
Series of Notes
20 notes	%
20 notes	%
20 notes	%
Any such securities dealers may resell notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to the applicable percentage of the principal amount of such notes set forth below:
Series of Notes
20 notes	%
20 notes	%
20 notes	%
If all the notes are not sold at their respective initial offering prices, the underwriters may change the offering prices to the public and the other selling terms of the notes.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering:
	Per 20 Note	Per 20 Note	Per 20 Note	Total
Underwriting Discounts	%	%	%	$
Each series of the notes is a series of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by certain of the underwriters that such underwriters intend to make a market in the notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to whether a trading market for the notes will develop or as to the liquidity of any trading market for the notes that may develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.
These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
We estimate that our share of the total expenses of the offering, excluding the underwriting discounts, will be approximately $     million.
We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.
Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. The underwriters are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment bank, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. For example, BofA Securities, Inc. and Citigroup Global Markets Inc. acted as our financial advisors in connection with the merger. In addition, J.P. Morgan Securities LLC, RBC Capital Markets, LLC, MUFG Securities Americas Inc., SMBC Nikko Securities America, Inc., Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., SG Americas Securities, LLC and Wells Fargo Securities, LLC or their respective affiliates and certain other affiliates of the underwriters (i) committed to provide a 364-day senior unsecured bridge loan in connection with the Anadarko Acquisition, (ii) acted as lead arrangers, bookrunners and/or lenders with respect to our term loan agreement to, among other things, finance a portion of the Anadarko Acquisition and (iii) acted as lead arrangers, bookrunners and/or lenders with respect to our amended and restated credit agreement. In addition, an affiliate of J.P. Morgan Securities LLC is a documentation agent and an affiliate of Citigroup Global Markets Inc. is the administrative agent under our term loan agreement. Certain of the underwriters are also acting as dealer managers in connection with the Tender Offers. Certain of the underwriters or their respective affiliates may hold a portion of the Subject Notes and may therefore receive a portion of the net proceeds of the Tender Offers. Also, certain of the underwriters or their affiliates may be agents and/or lenders under the Company’s other existing indebtedness and may receive offering proceeds to the extent proceeds are used to pay down that debt. In addition, we are required to indemnify under certain circumstances certain of the underwriters who are defendants in a putative securities class action captioned City of Sterling Heights General Employees’ Retirement System, et al. v. Occidental Petroleum Corporation, et al., No. 651994/2020 and in two additional putative class actions that have been consolidated therewith (see “Notes to Consolidated Condensed Financial Statements—Note 10 - Lawsuits, Claims, Commitments and Contingencies” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020).
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain of those underwriters or their affiliates are likely to hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.
We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified on the cover page of this prospectus supplement, which will be the     business day following the date of pricing of the notes (this settlement cycle being referred to as “T+    ”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement or the following       business days will be required, by virtue of the fact that the notes initially will settle in T+   , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes should consult their own advisors.
Selling Restrictions
European Economic Area and the United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying short form base shelf prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying short form base shelf prospectus are not a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

Further, in the United Kingdom, this prospectus supplement is for distribution only to, and is directed only at, persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”), received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.
Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Recipients of this prospectus supplement are not permitted to transmit it to any other person. The notes are not being offered to the public in the United Kingdom.
People’s Republic of China
This prospectus supplement and the accompanying prospectus may not be circulated or distributed in the People’s Republic of China (“PRC”) and the notes may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.
Hong Kong
The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and no underwriter may offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(IA), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(IA), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
Singapore Securities and Futures Act Product Classification
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the notes being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement, the accompanying prospectus and any other materials relating to the notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations.

LEGAL MATTERS
Cravath, Swaine & Moore LLP will pass upon the validity of the notes offered hereby. The validity of the notes will be passed upon for the underwriters by Weil, Gotshal & Manges LLP.

EXPERTS
The consolidated financial statements of Occidental Petroleum Corporation and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.
The consolidated financial statements of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2018 consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018.
Certain information with respect to the oil and gas reserves associated with Occidental’s oil and gas properties is confirmed in the process review letter of Ryder Scott Company, L.P., independent petroleum engineering consultants, and has been incorporated by reference herein, upon the authority of said firm as experts with respect to the matters covered by such process review letter and in giving such process review letter.
Certain information with respect to the oil and gas reserves associated with Anadarko’s oil and gas properties is confirmed in the procedures and methods review letter of Miller and Lents, Ltd., an independent petroleum consulting firm, and has been incorporated by reference herein, upon the authority of said firm as experts with respect to the matters covered by such procedures and methods review letter and in giving such procedures and methods review letter.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC file number is 001-09210. The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is at www.sec.gov. Such reports, proxy statements and other information filed by us can also be read through the Investor Relations section of our website at www.oxy.com. Information on our website does not constitute part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to the notes.
The SEC allows us to “incorporate by reference” the information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement, and any such information filed with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.
•	Annual Report on Form 10-K for the year ended December 31, 2019;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;
•
Portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2020 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2019; and

•
Current Reports on Form 8-K filed on August 1, 2019, January 7, 2020, March 13, 2020, March 24, 2020, March 25, 2020, April 2, 2020, April 3, 2020, April 15, 2020, May 21, 2020, June 3, 2020, June 25, 2020, July 13, 2020, July 15, 2020, July 27, 2020, July 31, 2020 and August 3, 2020.

We also incorporate by reference all documents we may subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the termination of the offering to which this prospectus supplement relates. Information furnished under Items 2.02 or 7.01 (and corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise expressly specified in such report, is not incorporated by reference in this prospectus supplement.
We will provide, without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement. Requests should be directed to:
Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Attn: Corporate Secretary
Telephone: (713) 215-7000

Prospectus

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Depositary Shares
Stock Purchase Contracts
Stock Purchase Units
Units
Occidental Petroleum Corporation may offer from time to time an indeterminate number of our senior debt securities, subordinated debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts, stock purchase units, and units. We refer to our senior debt securities, subordinated debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts, stock purchase units and units collectively as the “securities” in this prospectus. The securities we may offer may be convertible into or exercisable or exchangeable for other securities. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.
Occidental Petroleum Corporation common stock is traded on the New York Stock Exchange under the trading symbol “OXY.”
Investing in these securities involves risk. See “Risk Factors” beginning on page 7 of this prospectus.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 31, 2019.

i

ABOUT THIS PROSPECTUS
Unless otherwise stated or the context otherwise requires, the terms “Occidental,” the “Company,” “we,” “us,” and “our” refer to Occidental Petroleum Corporation and its subsidiaries. In the “Description of Senior Debt Securities,” “Description of Subordinated Debt Securities,” “Description of Common Stock,” “Description of Preferred Stock,” “Description of Warrants,” “Description of Depositary Shares,” “Description of Stock Purchase Contracts and Stock Purchase Units” and “Description of Units” sections of this prospectus, however, references to “Occidental,” the “Company,” “we,” “us” and “our” refer only to Occidental Petroleum Corporation and not to any of its subsidiaries.
This prospectus is part of a registration statement that we have filed with the SEC, using an “automatic shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings in amounts to be determined at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer or sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the accompanying prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION
Occidental and Anadarko Petroleum Corporation (“Anadarko”) file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access this information at the SEC’s internet website that contains reports, proxy statements and other information regarding issuers, including Occidental and Anadarko, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this prospectus.
The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we or Anadarko file with the SEC prior to the date of this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents that we or Anadarko have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in a subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus. These documents contain important information about us, Anadarko and our respective businesses.
We are incorporating by reference into this prospectus the following documents filed with the SEC, excluding any document or portion thereof deemed to be “furnished” but not “filed” for purposes of the Exchange Act:
Occidental SEC Filings
•	Annual report on Form 10-K for the year ended December 31, 2018;
•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019;
•	Current reports on Form 8-K filed on April 24, 2019, May 3, 2019, May 6, 2019 (Film No.: 19798226), May 10, 2019 (Film No.: 19813015), May 10, 2019 (Film No.: 19815863) and July 15, 2019; and
•
The description of Occidental common stock contained in the registration statement on Form 8-B, dated June 26, 1986 (as amended by Form 8, dated December 22, 1986, Form 8, dated February 3, 1988, Form 8-B/A, dated July 12, 1993, Form 8-B/A, dated March 21, 1994, and Form 8-B/A, dated November 2, 1995, and including any amendment or report filed with the SEC for the purpose of updating this description).

Anadarko SEC Filings
•	Annual report on Form 10-K for the year ended December 31, 2018;
•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019; and
•	Current reports on Form 8-K filed on February 19, 2019, April 12, 2019, April 17, 2019, May 10, 2019 and May 15, 2019.
We also incorporate by reference all documents we may subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any report on Form 10-K or 10-Q that Anadarko may subsequently file with the SEC, in each case, from the date of this prospectus until the termination of each offering under this prospectus.
Information furnished under Item 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K (including the current reports on Form 8-K listed above) that we file or that Anadarko files with the SEC, unless otherwise expressly specified in such report, is not incorporated by reference in this prospectus.

You can obtain any of the documents listed above from the SEC’s website at the address indicated above, or from Occidental by requesting them in writing or by telephone as follows:
Occidental Petroleum Corporation
Attention: Corporate Secretary
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Telephone: (713) 215-7000
These documents are available from Occidental without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. You can also find information about Occidental at our internet website at www.oxy.com. Information contained on this website does not constitute part of this prospectus.
You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement or any pricing supplement as having been authorized by us. We have not authorized any person, including any salesperson or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement or pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference herein or therein is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions.
This document contains certain forward-looking statements with respect to the financial condition, results of operations and business, plans, objectives and strategies of Occidental. These statements may be made directly in this prospectus or may be incorporated by reference to other documents or in any accompanying prospectus supplement. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to:
•	changing crude oil, natural gas and natural gas liquids (“NGLs”) prices;
•	changing marketing and chemicals margins;
•	actions of competitors or regulators;
•	advances in the competitiveness of alternate-energy sources or product substitutes;
•	the timing of exploration expenses and crude oil liftings;
•	our ability to successfully complete, or any material delay of, field developments, expansion projects, capital expenditures, efficiency projects, acquisitions or dispositions;
•
risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections, projected synergies, restructuring, increased costs, and adverse tax consequences;

•	uncertainties and liabilities associated with acquired and divested properties and businesses;
•	technological developments;
•	the results of operations and financial condition of our suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas;
•	the inability or failure of our joint-venture partners to fund their share of operations and development activities;
•	the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects;
•	potential delays in the development, construction or start-up of planned projects;
•
the potential disruption or interruption of our operations due to natural or human causes beyond such company’s control, including crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries;

•	changing economic, regulatory and political environments in the various countries in which we operate;
•	the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation;
•	significant operational, investment or product changes required by existing or future environmental statutes and regulations;
•	the potential liability resulting from pending or future litigation;

•	government-mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on the scope of company operations;
•	foreign currency movements compared with the U.S. dollar; and
•
other risk factors as detailed from time to time in our and Anadarko’s reports filed with the SEC, including Occidental’s and Anadarko’s respective Annual Reports on Form 10-K for the year ended December 31, 2018, which are incorporated herein by reference, as well as any subsequent periodic or current reports filed with the SEC, including the risks and uncertainties set forth in, or incorporated by reference into, this prospectus in the section entitled “Risk Factors” beginning on page 7. See “Where You Can Find More Information” beginning on page 2.

These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this document could cause our plans, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this document are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of a document incorporated by reference, as of the date of that document. We do not assume any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.

ABOUT OCCIDENTAL
Our principal businesses consist of three segments. The oil and gas segment explores for, develops and produces oil and condensate, NGLs and natural gas. The chemical segment mainly manufactures and markets basic chemicals and vinyls. The midstream and marketing segment purchases, markets, gathers, processes, transports and stores oil, condensate, NGLs, natural gas, carbon dioxide and power. It also trades around its assets, including transportation and storage capacity. Additionally, the midstream and marketing segment invests in entities that conduct similar activities.
On May 9, 2019, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), among us, Anadarko and a wholly owned subsidiary of Occidental, pursuant to which, among other things and subject to the satisfaction or waiver of certain conditions, Anadarko will merge with and into our wholly owned subsidiary and survive the merger as a wholly owned subsidiary of Occidental. The transaction is expected to close shortly after Anadarko's special meeting of its stockholders on August 8, 2019 and is subject to the customary closing conditions, including approval from Anadarko’s shareholders.
Our principal executive offices are located at 5 Greenway Plaza, Suite 110, Houston, Texas 77046; our telephone number is (713) 215-7000.

RISK FACTORS
Investing in our securities involves risks. Before you invest in our securities you should carefully consider the risk factors relating to an investment in our securities described in this prospectus, any applicable prospectus supplement and the Annual Reports of Occidental and Anadarko on Form 10-K for the year ended December 31, 2018 and in any subsequent periodic or current reports filed with the SEC under the Exchange Act that include “Risk Factors” or that discuss risks to Occidental or Anadarko and that are incorporated herein by reference.

USE OF PROCEEDS
Unless otherwise specified in an applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of any securities offered under this prospectus for general corporate purposes, including, among other possible uses, repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities.

DESCRIPTION OF SENIOR DEBT SECURITIES
General
We may issue one or more series of senior debt securities pursuant to this prospectus. We will issue the senior debt securities under an indenture (the “Senior Indenture”) to be entered into in the future between us and The Bank of New York Mellon Trust Company, N.A., as trustee (“Senior Indenture Trustee”). A copy of the form of Senior Indenture is included as an exhibit to the registration statement of which this prospectus is a part.
Below is a description of certain general terms of the senior debt securities. The description is not complete and is subject to and qualified in its entirety by reference to the Senior Indenture. The particular terms of a series of senior debt securities will be described in a prospectus supplement and, if applicable, a pricing supplement. Capitalized terms used but not defined in this summary have the meanings specified in the Senior Indenture.
The senior debt securities will rank equally with all of our unsecured and unsubordinated debt. The Senior Indenture is subject to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Senior Indenture does not limit the amount of senior debt securities which we may issue, nor does it limit us or our subsidiaries from issuing any other unsecured debt. Such other unsecured debt may have different terms than the senior debt securities. Our previously issued and outstanding senior debt does have different terms than the senior debt securities (including different restrictive covenants and event of default provisions). The terms of the senior debt securities issued under this prospectus will only be as described in the Senior Indenture, this prospectus and any prospectus supplement.
Each prospectus supplement, together with a pricing supplement, if applicable, will describe the terms relating to a series of senior debt securities, which may include:
•	the title;
•
any limit on the amount that may be issued (unless expressly provided in the applicable prospectus supplement or pricing supplement, a series of our senior debt securities may be re-opened from time to time for the issuance of additional senior debt securities of that series subject to any terms and conditions set forth in or established pursuant to the Senior Indenture);

•	the price at which that series of senior debt securities will be issued, which may be at a discount;
•	whether or not that series of senior debt securities will be issued in global form and, if applicable, who the depositary will be;
•	the maturity date(s) or the method of determining the maturity date(s);
•	the person to whom any interest will be payable on any senior debt security, if other than the person in whose name that security is registered at the close of business on the regular record date;
•
the interest rate(s), if any (which may be fixed or variable), or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record date(s) for interest payment date(s);

•
the place(s) where payments shall be payable, senior debt securities may be surrendered for registration of transfer, securities may be surrendered for exchange, and notices and demands to or upon us may be served;

•
the period(s) within which, and the price(s) at which, that series of senior debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and other related terms and conditions;

•	any mandatory or optional sinking fund provisions or any provisions for remarketing that series of senior debt securities and other related terms and provisions;
•	the denominations in which that series of senior debt securities will be issued, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;
•
the currency or currencies, including composite currencies or currency units, in which that series of senior debt securities may be denominated or in which payment of the principal of and interest, if any, on that series of senior debt securities shall be payable, if other than the currency of the United States of America, and, if so, whether that series of senior debt securities may be satisfied and discharged other than as provided in Article Four of the Senior Indenture;
•
if the amounts of payments of principal of and interest on, if any, that series of senior debt securities are to be determined by reference to an index, formula or other method, or based on a coin or currency other than that in which that series of senior debt securities are stated to be payable, the manner in which such amounts shall be determined and the calculation agent, if any, with respect thereto;

•
if other than the principal amount thereof, the portion of the principal amount of that series of senior debt securities that will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;

•
whether we will pay additional amounts on any of the senior debt securities and coupons, if any, of the series to any non-United States holder in respect of any tax, assessment or governmental charge withheld or deducted, and under what circumstances and with what procedures we will pay such additional amounts;

•	if other than as defined in the Senior Indenture, the meaning of “Business Day” when used with respect to that series of senior debt securities;
•
if that series of senior debt securities may be issued or delivered (whether upon original issuance or upon exchange of a temporary security of such series or otherwise), or any installment of principal or interest is payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the Senior Indenture, the forms and terms of those certificates, documents or conditions;

•	any addition to, or modification or deletion of, any event of default, covenant or other term or provision specified in the Senior Indenture with respect to that series of senior debt securities; and
•
any other terms, which other terms may (subject, in the case of an existing outstanding series of senior debt securities, to the provisions of the Senior Indenture described below under “—Modification of Senior Indenture; Waiver”) amend, supplement or replace any of the terms of the Senior Indenture insofar as it concerns the senior debt securities of that series.

Each prospectus supplement or pricing supplement, as applicable, may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the senior debt securities that the prospectus supplement or pricing supplement covers, as applicable.
Limitation on Liens
The Senior Indenture will provide that we will not, nor will we permit any Consolidated Subsidiary (as defined below) to, incur, create, assume, guarantee or otherwise become liable with respect to any Secured Debt (as defined below), unless the senior debt securities are secured equally and ratably with (or prior to) such Secured Debt. This covenant will not apply to:
(1)	Liens (as defined below) existing on the date of the Senior Indenture;
(2)
Liens existing on property of, or on any shares of Capital Stock or Indebtedness (each as defined below) of, any Business Entity (as defined below) at the time such Business Entity becomes a Consolidated Subsidiary or at the time such Business Entity is merged into or consolidated with us or any Consolidated Subsidiary or at the time of sale, lease or other disposition of the properties of such Business Entity (or a division of such Business Entity) to us or a Consolidated Subsidiary as an entirety or substantially as an entirety;

(3)	Liens in favor of us or a Consolidated Subsidiary;
(4)	Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;
(5)
Liens existing on property, shares of Capital Stock or Indebtedness at the time of acquisition thereof (including acquisition through merger or consolidation) or Liens to (i) secure the payment of all or any part of the purchase price of such property, shares or Indebtedness or the cost of construction, installation, expansion, renovation, improvement or development on or of such property or (ii) secure any Indebtedness incurred prior to, at the time of, or within two years after the latest of the acquisition, the completion of such construction, installation, expansion, renovation, improvement or development or the commencement of full operation of such property or within two years after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price or cost thereof;
(6)
Liens on any specific oil or gas property to secure Indebtedness incurred by us or any Consolidated Subsidiary to provide funds for all or any portion of the cost of exploration, production, gathering, processing, marketing, drilling or development of such property;

(7)
Liens on any Principal Domestic Property (as defined below) securing Indebtedness incurred under industrial development, pollution control or other revenue bonds issued or guaranteed by the United States of America or any State thereof or any department, agency, instrumentality or political subdivision thereof;

(8)	Liens on any Principal Domestic Property securing Indebtedness arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead;
(9)	extensions, renewals or refundings of any Liens referred to in the foregoing clauses (1) through (8), subject to certain limitations; and
(10)	Liens on property or shares of Capital Stock of any WES Entity (as defined below).
Notwithstanding the foregoing, we and one or more Consolidated Subsidiaries may incur, create, assume, guarantee or otherwise become liable with respect to any Secured Debt that would otherwise be subject to the foregoing restrictions if, after giving effect thereto, the aggregate amount of all Secured Debt would not exceed 15% of Consolidated Net Tangible Assets (as defined below).
Consolidation, Merger or Sale
The Senior Indenture will not permit us to consolidate with, merge into or convey, transfer or lease our properties and assets substantially as an entirety to any Business Entity unless the following conditions are met:
•
the Business Entity formed by such consolidation or into which we are merged or the Business Entity that acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety shall be a Business Entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, all of our obligations under the Senior Indenture and the senior debt securities; and

•	immediately after giving effect to such transaction, no event of default, or event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing.
If the conditions described above are satisfied with respect to the senior debt securities, we will not need to obtain the approval of the holders in order to engage in such a consolidation, merger, conveyance, transfer or lease. Also, these conditions will apply only if we wish to consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of Occidental but in which we do not consolidate with or merge into another entity and any transaction in which we convey, transfer or lease less than substantially all our assets.
Reports
The Senior Indenture will provide that we will file with the Senior Indenture Trustee, within 15 days after we have filed the same with the United States Securities and Exchange Commission (the “Commission”), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934; provided that we will be deemed to have filed copies of any such annual reports, documents or other reports with the Senior Indenture Trustee to the extent that such annual reports, documents or other reports are filed with the Commission via EDGAR (or any successor electronic delivery procedure).

Events of Default and Remedies Under the Senior Indenture
The following will be events of default under the Senior Indenture with respect to each series of senior debt securities:
•	failure to pay any installment of interest upon any senior debt securities of such series when it becomes due and payable, and continuance of such failure to pay for a period of 30 days;
•	failure to pay the principal of any senior debt securities of such series when due;
•
failure to perform or breach of any other covenant or warranty contained in the senior debt securities or the Senior Indenture (other than a covenant or warranty specifically benefiting only another series of senior debt securities), and the continuance of such failure or breach for a period of 90 days after we receive notice of such failure or breach from the Senior Indenture Trustee or holders of at least 25% in principal amount of the outstanding senior debt securities of that series;

•	certain events of bankruptcy, insolvency or reorganization relating to us; and
•	any other event of default specified in the prospectus supplement or pricing supplement, if any, relating to that series of senior debt securities.
If an event of default with respect to senior debt securities of any series occurs and is continuing, the Senior Indenture Trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series, by notice in writing to us (and to the Senior Indenture Trustee if notice is given by such holders), may declare the principal of (or if such senior debt securities are Original Issue Discount Securities, the portion of the principal amount specified in the applicable prospectus supplement or pricing supplement, if any), and accrued interest, if any, on the senior debt securities of such series to be due and payable immediately. At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, holders of a majority in principal amount of the outstanding senior debt securities of that series, by written notice to us and the Senior Indenture Trustee, may rescind and annul such declaration and its consequences if:
•
we have paid or deposited with the Senior Indenture Trustee a sum sufficient to pay all overdue installments of interest on the senior debt securities of that series, the principal of any senior debt securities of that series which has become due otherwise than by such declaration of acceleration and interest thereon, to the extent payment of such interest is lawful, interest on overdue installments of interest, all sums paid or advanced by the Senior Indenture Trustee, the reasonable compensation, expenses, disbursements and advances of the Senior Indenture Trustee, its agents and counsel and any other amount due to the Senior Indenture Trustee under the Senior Indenture, and

•
all events of default with respect to outstanding senior debt securities of that series, other than the non-payment of the principal of and interest on such senior debt securities which became due solely by such declaration of acceleration, have been cured or waived in accordance with the terms of the Senior Indenture.

The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive any past default with respect to that series and its consequences, except defaults regarding:
•	payment of principal or interest; or
•
covenants that cannot be modified or amended without the consent of each holder of an outstanding senior debt security affected thereby (as described under “—Modification of Senior Indenture; Waiver” below).

Any waiver shall cure such default and the corresponding event of default.
Subject to the terms of the Senior Indenture, the Senior Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders of the applicable series of senior debt securities, unless the holders have offered the Senior Indenture Trustee reasonable security or indemnity against costs, expenses and liabilities to be incurred in compliance with such request. The holders of a majority in principal amount of the outstanding senior debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Indenture Trustee, or exercising any trust or power conferred on the Senior Indenture Trustee, with respect to the senior debt securities of that series; provided that:
•	the direction given to the Senior Indenture Trustee is not in conflict with any law or the Senior Indenture;

•	the Senior Indenture Trustee may take any other action deemed proper by it which is not inconsistent with that direction; and
•	the Senior Indenture Trustee has not determined that the action would be unjustly prejudicial to the holders not involved in the proceeding.
A holder of the senior debt securities of any series will have the right to institute a proceeding under the Senior Indenture or to appoint a receiver or trustee, or to seek other remedies only if:
•	the holder has given written notice to the Senior Indenture Trustee of a continuing event of default with respect to that series;
•
the holders of at least 25% in principal amount of the outstanding senior debt securities of that series have made written request, and have offered reasonable indemnity, to the Senior Indenture Trustee to institute the proceedings as trustee; and

•
the Senior Indenture Trustee does not institute the proceeding, and does not receive from the holders of a majority in principal amount of the outstanding senior debt securities of that series other conflicting directions, within 60 days after the notice, request and offer of indemnity.

The Senior Indenture provides that no holder or group of holders of senior debt securities will have any right to affect, disturb or prejudice the rights of other holders, obtain or seek priority or preference over another holder or enforce its rights under the Senior Indenture except as provided in the Senior Indenture for the equal and ratable benefit of all holders.
These limitations on instituting proceedings do not apply to a suit instituted by a holder of senior debt securities to enforce the payment of the principal of or interest on the senior debt securities.
We will periodically deliver statements to the Senior Indenture Trustee regarding the existence or absence of defaults under the Senior Indenture.
Modification of Senior Indenture; Waiver
We and the Senior Indenture Trustee may amend or supplement the Senior Indenture without the consent of any holders to, among other things:
•	evidence the succession of another Business Entity to us and the assumption by such successor of our covenants, agreements and obligations in the Senior Indenture and the senior debt securities;
•
add to our covenants, agreements and obligations for the benefit of the holders of all senior debt securities or any series thereof, or to surrender any right or power the Senior Indenture confers upon us;

•
establish the form and terms of the senior debt securities of any series and (unless prohibited by the terms of the senior debt securities of any series pursuant to the Senior Indenture) to provide for the re-opening of a series of senior debt securities and for the issuance of additional senior debt securities of such series;

•	evidence and provide for the acceptance of appointment under the Senior Indenture of a successor Senior Indenture Trustee with respect to the senior debt securities of one or more series;
•
cure any ambiguity or correct or supplement any provision in the Senior Indenture that may be inconsistent with any other provision in the Senior Indenture or make other provisions with respect to matters or questions arising under the Senior Indenture;

•
add, change or eliminate any provisions of the Senior Indenture (which addition, change or elimination may apply to one or more series of senior debt securities), provided, that the addition, change or elimination neither (a) applies to any senior debt securities of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of the provision nor (b) modifies the rights of holders of those senior debt securities with respect to those modified provisions;

•
add to or change or eliminate any provision of the Senior Indenture as shall be necessary to comply with any amendments to the Trust Indenture Act or to otherwise maintain qualification of the Senior Indenture under the Trust Indenture Act or to comply with the rules of any applicable depositary;

•
to conform the text of the Senior Indenture or the senior debt securities to any provision of the section “Description of Notes” (or equivalent title) in the offering memorandum or prospectus relating to the initial offering of such senior debt securities;

•	secure the senior debt securities; or
•	change anything else that does not adversely affect the interests of any holder of senior debt securities in any material respect.
In addition, under the Senior Indenture, the rights of holders of any series of senior debt securities may be changed by us and the Senior Indenture Trustee with the written consent of (i) the holders of not less than a majority in principal amount of all outstanding debt securities issued under the Senior Indenture voting as a single class or (ii) if fewer than all of the series of outstanding debt securities issued under the Senior Indenture are affected by such addition, change, elimination or modification, the holders of not less than a majority in principal amount of the outstanding securities of all series so affected by such supplemental indenture voting as a single class (including, for the avoidance of doubt, consents obtained in connection with a purchase of, or tender offer or exchange for, such debt securities), to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Senior Indenture with respect to such applicable series of debt securities or modify in any manner the rights of the holders of such applicable series of debt securities under the Senior Indenture.
However, no change may be made without the consent of each holder of an outstanding senior debt security affected thereby if such change would, among other things:
•	change the stated maturity of principal of, or any installment of principal or interest on, any such senior debt security;
•	reduce the principal amount of, or the rate of interest on, or any premium payable on, any such senior debt security;
•	change the place where, or currency in which, any principal of or interest on any such senior debt security is payable;
•
impair the right of the holders to institute suit for the enforcement of any payment of any such senior debt security on or after the stated maturity thereof (or, in the case of redemption, on or after the Redemption Date or, in the case of any senior debt security that is subject to repurchase or redemption by us at the option of the holders, on or after the date fixed for such repurchase or redemption);

•
reduce the percentage in principal amount of outstanding senior debt securities of any series the holders of which are required to consent to any such change, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Senior Indenture or certain defaults thereunder and their consequences with respect to the senior debt securities of such series provided for in the Senior Indenture; and

•
modify any of the foregoing requirements or the provisions regarding waivers of any covenant or past default other than to increase the percentage of holders required for consent or waiver or add consent requirements for modification or waiver of other provisions.

Certain Definitions
“Business Entity” means a corporation, association, business trust, partnership, limited liability company or other business entity.
“Capital Stock” means (a) in the case of a corporation, common stock, preferred stock and any other capital stock, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, limited liability company interests, and (d) in the case of any other Business Entity, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, such Business Entity, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Consolidated Net Tangible Assets” means the total of the Net Tangible Assets of us and our Consolidated Subsidiaries included in our and our Consolidated Subsidiaries’ financial statements prepared on a consolidated basis in accordance with United States generally accepted accounting principles, after eliminating all intercompany items.
“Consolidated Subsidiary” means any subsidiary included in our and our subsidiaries’ financial statements prepared on a consolidated basis in accordance with United States generally accepted accounting principles.
“Current Liabilities” means all Indebtedness that may properly be classified as a current liability in accordance with United States generally accepted accounting principles.
“Indebtedness” means, with respect to any Person, at any time, and in each case only to the extent such obligations are presented as liabilities on the face of the balance sheet of such Person in accordance with United States generally accepted accounting principles, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (b) obligations under capital leases (the amount of such obligations being the capitalized amount of such leases, determined in accordance with United States generally accepted accounting principles as in effect on December 31, 2016), (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and bankers’ acceptances, (e) guarantees by such Person of any Indebtedness of others of the type described in the foregoing clauses (a) through (d) and (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person.
“Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance to secure Indebtedness for borrowed money, but excluding (i) any security interest which a lessor may be deemed to have under a lease and (ii) any lien which may be deemed to exist under a Production Payment or under any subordination arrangement.
“Net Tangible Assets” of any specified Person means the total of all assets properly appearing on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles, after deducting from such total, without duplication of deductions, (a) all Current Liabilities of such Person; (b) that portion of the book amount of all such assets which would be treated as intangibles under United States generally accepted accounting principles, including, without limitation, all such items as goodwill, trademarks, trade names, brands, copyrights, patents, licenses and rights with respect to the foregoing and unamortized debt discount and expense; and (c) the amount, if any, at which any Capital Stock of such Person appears on the asset side of such balance sheet.
“Original Issue Discount Security” means any senior debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Senior Indenture.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Principal Domestic Property” means any (1) developed oil or gas producing property or (2) processing or manufacturing plant, in each case which is owned or leased by us or any Consolidated Subsidiary and (i) which is located in the continental United States and (ii) the gross book value of which on the date of determination exceeds 3% of Consolidated Net Tangible Assets; provided, however, that any such property or plant declared by our Board of Directors by Board Resolution not to be of material importance to our and our Consolidated Subsidiaries’ business, taken as a whole, will not be a Principal Domestic Property.
“Production Payment” means any economic interest in oil, gas or mineral reserves which (1) entitles the holder thereof to a specified share of future production from such reserves, free of the costs and expenses of such production, and (2) terminates when a specified quantity of such share of future production from such reserves has been delivered or a specified sum has been realized from the sale of such share of future production from such reserves.

“Redemption Date” when used with respect to any senior debt securities to be redeemed means the date fixed for such redemption by or pursuant to the Senior Indenture.
“Secured Debt” means any Indebtedness of us or any Consolidated Subsidiary for borrowed money, secured by a Lien on any Principal Domestic Property or on any shares of Capital Stock of, or on any Indebtedness of, any Consolidated Subsidiary that owns any Principal Domestic Property.
“subsidiary” means a Business Entity more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries, or by us and one or more of our other subsidiaries.
“Voting Stock” means, with respect to any Business Entity, any class or series of Capital Stock of such Business Entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or to appoint or to approve the appointment of, the directors, trustees or managing members of, or other persons holding similar positions with, such Business Entity.
“WES Entities” means Western Midstream Partners, LP (formerly known as Western Gas Equity Partners, LP), Western Midstream Operating, LP (formerly known as Western Gas Partners, LP) and their respective Subsidiaries and general partners.
Form, Exchange and Transfer
The senior debt securities of each series will be issued as registered securities. Unless otherwise specified in the applicable prospectus supplement or the pricing supplement, if any, senior debt securities will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the terms of the Senior Indenture and the limitations applicable to global securities described in the applicable prospectus supplement or the pricing supplement, if any, senior debt securities will be exchangeable for other senior debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
Subject to the terms of the Senior Indenture and the limitations applicable to global senior debt securities set forth in the applicable prospectus supplement or pricing supplement, if any, senior debt securities issued may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the registrar or at the office of any transfer agent we designate for that purpose. Unless otherwise provided in the senior debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. We have appointed the Senior Indenture Trustee as registrar. Any transfer agent (in addition to the registrar) initially designated by us for any senior debt securities will be named in the applicable prospectus supplement or pricing supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the senior debt securities of each series.
If the senior debt securities of any series are to be redeemed, we will not be required to:
•
issue, register the transfer of, or exchange any senior debt securities of, that series during a period beginning at the opening of business 15 days before any selection of senior debt securities for redemption and ending on the day of mailing or sending of the relevant notice of redemption; or

•	register the transfer of or exchange any senior debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any senior debt security being redeemed in part.
Global Senior Debt Securities
The senior debt securities of each series may be issued in whole or in part in global form. A senior debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement or pricing supplement, if any. A global senior debt security shall be issued in registered form and in either temporary or definitive form. A global senior debt security may not be transferred, except as a whole, among the depositary for that senior debt security and its nominees and their respective successors. If any senior debt securities of a series are issuable as global senior debt securities, the applicable prospectus supplement or pricing supplement, if any, will describe any circumstances when beneficial owners of interests in that global senior debt security may exchange their interests for definitive senior debt securities of like series and tenor and principal amount in any authorized form and denomination.

Discharge
Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, we may terminate at any time our obligations under the Senior Indenture with respect to any series of senior debt securities (other than certain limited obligations, such as the obligation to transfer and exchange senior debt securities of that series) by (1)(a) delivering all of the outstanding senior debt securities of that series to the Senior Indenture Trustee to be cancelled or (b) depositing with the Senior Indenture Trustee in trust funds or non-callable United States government or government-guaranteed obligations sufficient without reinvestment to pay all remaining principal and interest on the series of senior debt securities and (2) complying with certain other provisions of the Senior Indenture.
If we elect to discharge our obligations by depositing cash or United States government or government guaranteed obligations as described above, under present law such discharge is likely to be treated for United States federal income tax purposes as a redemption of the senior debt securities of that series prior to maturity in exchange for the property deposited in trust. In that event, each holder would generally recognize, at the time of discharge, gain or loss for United States federal income tax purposes measured by the difference between (1) the sum of (a) the amount of any cash and (b) the fair market value of any property deposited in trust deemed received by such holder (unless attributable to accrued interest) and (2) such holder’s tax basis in the senior debt securities deemed surrendered. After the discharge, each such holder would likely be treated as if it held an undivided interest in the cash (or investments made therewith) and the property held in trust (or investments made with interest received therefrom). Each such holder would generally be subject to tax liability in respect of interest income and original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of the assets held in trust. Although tax might be owed, the holder of a discharged senior debt security would not receive cash (except for current payments of interest on that senior debt security) until the maturity or earlier redemption (or, if applicable, repurchase by us at the option of the holder) of that senior debt security. United States federal income tax treatment of this nature could affect the purchase price that a holder would receive upon the sale of the senior debt securities. You are urged to consult with your tax advisor regarding the tax consequences of the discharge of our obligations.
Information Concerning the Senior Indenture Trustee
The Senior Indenture Trustee, other than during the occurrence and continuance of an event of default under the Senior Indenture, undertakes to perform only those duties as are specifically set forth in the Senior Indenture and, upon an event of default under the Senior Indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Senior Indenture Trustee is under no obligation to exercise any of the rights or powers given it by the Senior Indenture at the request or direction of any holder of senior debt securities unless the Senior Indenture Trustee is offered reasonable security or indemnity by that holder against the costs, expenses and liabilities that it might incur. The Senior Indenture Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.
The Bank of New York Mellon is a participating lender under our revolving credit agreement and provides commercial banking services to us and our affiliates. The Bank of New York Mellon Trust Company, N.A. is the Senior Indenture Trustee and will also act as Subordinated Indenture Trustee. However, if The Bank of New York Mellon Trust Company, N.A. acquires any conflicting interest when an event of default is pending, it must (with certain exceptions) eliminate the conflict or resign.
Payment and Payment Agents
The person in whose name a senior debt security is registered will be treated as the owner of such security for the purpose of receiving payment of principal and, unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, interest on such senior debt security and for all other purposes.
Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, payment of interest on any senior debt securities on any interest payment date will be made to the person in whose name those senior debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the interest, except as otherwise provided by the procedures of the depositary. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, principal and interest on the senior debt securities of a particular series will be payable at the office of the paying agents that we designate, except that payments of interest may, at our option, be made by wire transfer or check mailed to the address of the person entitled thereto.
We will be required to maintain a paying agent in each place of payment for the senior debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, the corporate trust office or agency of the Senior Indenture Trustee in The City of New York will be designated as the paying agent for payments with respect to senior debt securities.
All moneys that we pay to a paying agent or the Senior Indenture Trustee for the payment of the principal or interest, if any, on any senior debt securities which remain unclaimed at the end of two years after that principal or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.
Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, interest shall be computed, for fixed rate securities, on the basis of a 360-day year comprised of twelve 30-day months, and, for variable rate securities, on the basis of the actual number of days in the interest period divided by 360.
Governing Law
The Senior Indenture and senior debt securities will be governed by and construed in accordance with the law of the State of New York (without regard to conflicts of laws principles thereof).

DESCRIPTION OF SUBORDINATED DEBT SECURITIES
General
We may issue one or more series of subordinated debt securities pursuant to this prospectus. We may issue the subordinated debt securities under an indenture (the “Subordinated Indenture”), to be entered into in the future among us, the subsidiary guarantors of such debt securities, if any, and The Bank of New York Mellon Trust Company, N.A., or another entity, as trustee (“Subordinated Indenture Trustee”). The form of Subordinated Indenture is included as an exhibit to the registration statement of which this prospectus is a part.
Below is a description of certain general terms of the subordinated debt securities. The description is not complete and is subject to and qualified in its entirety by reference to the Subordinated Indenture. The particular terms of a series of subordinated debt securities will be described in a prospectus supplement and, if applicable, a pricing supplement. Capitalized terms used but not defined in this summary have the meanings specified in the Subordinated Indenture.
The subordinated debt securities will be unsecured and will be subordinated and junior in priority of payment to our Senior Indebtedness (as defined below). The Subordinated Indenture is subject to the Trust Indenture Act. The Subordinated Indenture does not limit the amount of Senior Indebtedness or subordinated debt securities which we may issue, nor does it limit us or our subsidiaries from issuing any debt.
Each prospectus supplement, together with a pricing supplement, if applicable, will describe the terms relating to a series of subordinated debt securities, which may include:
•	the title;
•
any limit on the amount that may be issued (unless expressly provided in the applicable prospectus supplement or pricing supplement, a series of our subordinated debt securities may be re-opened from time to time for the issuance of additional subordinated debt securities of that series subject to any terms and conditions set forth in or established pursuant to the Subordinated Indenture);

•	the price at which that series of subordinated debt securities will be issued, which may be at a discount;
•	whether or not that series of subordinated debt securities will be issued in global form, and, if applicable, who the depositary will be;
•	the maturity date(s) or the method of determining the maturity date(s);
•
the person to whom any interest will be payable on any subordinated debt security, if other than the person in whose name that security is registered at the close of business on the regular record date;

•
the interest rate(s), if any, (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record date(s) for interest payment date(s);

•
the place(s) where payments shall be payable, subordinated debt securities may be surrendered for registration of transfer, securities may be surrendered for exchange, and notices and demands to or upon us may be served;

•
the period(s) within which, and the price(s) at which, that series of subordinated debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and other related terms and conditions;

•	any mandatory or optional sinking fund provisions or any provisions for remarketing that series of subordinated debt securities and other related terms and provisions;
•	the denominations in which that series of subordinated debt securities will be issued, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;
•
the currency or currencies, including composite currencies or currency units, in which that series of subordinated debt securities may be denominated or in which payment of the principal of and interest, if any, on that series of subordinated debt securities shall be payable, if other than the currency of the United States of America, and, if so, whether that series of subordinated debt securities may be satisfied and discharged other than as provided in Article Four of the Subordinated Indenture;
•
if the amounts of payments of principal of and interest on, if any, that series of subordinated debt securities are to be determined by reference to an index, formula or other method, or based on a coin or currency other than that in which that series of subordinated debt securities are stated to be payable, the manner in which such amounts shall be determined and the calculation agent, if any, with respect thereto;

•
if other than the principal amount thereof, the portion of the principal amount of that series of subordinated debt securities that will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;

•
whether we will pay additional amounts on any of the subordinated debt securities and coupons, if any, of the series to any non-United States holder in respect of any tax, assessment or governmental charge withheld or deducted, and under what circumstances and with what procedures we will pay such additional amounts;

•	if other than as defined in the Subordinated Indenture, the meaning of “Business Day” when used with respect to that series of subordinated debt securities;
•
if that series of subordinated debt securities may be issued or delivered (whether upon original issuance or upon exchange of a temporary security of such series or otherwise), or any installment of principal or interest is payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the Subordinated Indenture, the forms and terms of those certificates, documents or conditions;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;
•	the terms pursuant to which any series of subordinated debt securities will be subordinate to any of our debt, if different from those described under “—Subordination” below;
•
any addition to, or modification or deletion of, any event of default, covenant or other term or provision specified in the Subordinated Indenture with respect to that series of subordinated debt securities; and

•
any other terms, which other terms may, subject, in the case of an existing outstanding series of subordinated debt securities, to the provisions of the Subordinated Indenture described below under “—Modification of Subordinated Indenture; Waiver,” amend, supplement or replace any of the terms of the Subordinated Indenture insofar as it concerns the subordinated debt securities of that series.

Each prospectus supplement or pricing supplement, as applicable, may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the subordinated debt securities that the prospectus supplement or pricing supplement covers, as applicable.
Subordination
The payment of the principal of, and premium, if any, and interest on, and any other amounts payable with respect to the subordinated debt securities will be subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness, whether such Subordinated Indebtedness is outstanding at the time such subordinated debt securities are issued or incurred thereafter. The Subordinated Indenture does not limit or prohibit us from incurring Senior Indebtedness. Holders of subordinated debt securities should also recognize that contractual provisions in the Subordinated Indenture may prohibit us from making payments on the subordinated debt securities under specified circumstances.
“Senior Indebtedness” means the principal of, premium, if any, and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any Federal bankruptcy law or any other applicable Federal or State law, but only to the extent allowed or permitted to the holder of such Indebtedness of the Company against the bankruptcy or any other insolvency estate of the Company in such proceeding) and other amounts due on or in connection with any Indebtedness of the Company incurred, assumed or guaranteed by the Company, whether outstanding on the date of the Subordinated Indenture or thereafter incurred, assumed or guaranteed and all renewals, extensions and refundings of any such Indebtedness of the Company; provided, however, that the following will not constitute Senior Indebtedness:
(a)
any of our Indebtedness as to which, in the instrument creating the same or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Indebtedness shall be subordinated to or pari passu with the subordinated debt securities;

(b)	Indebtedness of the Company in respect of the subordinated debt securities;
(c)	any of our Indebtedness constituting trade accounts payable arising in the ordinary course of business;
(d)
any of our Indebtedness initially issued to any Capital Trust (as defined below) in connection with an issuance by such Capital Trust of preferred securities or other securities similar to preferred securities; and

(e)	any of our Indebtedness owed to any of our subsidiaries.
“Indebtedness,” as applied to a person, means, as of the date on which Indebtedness is to be determined and without duplication (i) all obligations represented by notes, bonds, debentures or similar evidences of indebtedness; (ii) all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms; (iii) all rental obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; and (iv) all Indebtedness of others for the payment of which such person is responsible or liable as obligor or guarantor.
“Capital Trust” means any Delaware business trust, or any other similar trust, or any partnership or other entity affiliated with us created for the purpose of issuing securities in connection with the issuance of subordinated debt securities under the Subordinated Indenture.
Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due (subject to any applicable grace period). This means that the Subordinated Trustee and the holders of subordinated debt securities of that series can take action against us, but they will not receive any money until the claims of the holders of Senior Indebtedness have been fully satisfied.
Payment Over of Proceeds Upon Dissolution, Etc. The Subordinated Indenture provides that, upon any distribution of our assets in the event of:
•
any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or our creditors, as such, or to our assets, or

•	our liquidation, dissolution or other winding up, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or
•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities, then and in such event:
(a)
the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision shall be made for such payment in cash, before the holders of the subordinated debt securities of any series are entitled to receive any payment on account of the principal amount, interest or any such other amounts as may be payable under the Subordinated Indenture, if any, in respect of the subordinated debt securities of such series; and

(b)
any payment or distribution of our assets of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the holders of the subordinated debt securities or the Subordinated Indenture Trustee would be entitled but for the subordination provisions of the Subordinated Indenture, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the securities of such series, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of, and premium, if any, and interest on the Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.
In the event that, notwithstanding the provisions described in the preceding paragraph, the Subordinated Indenture Trustee or the holder of any subordinated debt security of any series receives any payment or distribution of our assets of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the securities of such series, before all Senior Indebtedness is paid in full or payment thereof provided for, and if such fact has been made known to the Subordinated Indenture Trustee as provided in the Subordinated Indenture, or, as the case may be, such holder of subordinated debt securities, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of our assets for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.
By reason of such subordination, in the event of any distribution of our assets in connection with any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings relating to us, or our liquidation, dissolution or winding up, or any assignment for the benefit of our creditors or other marshalling of our assets and liabilities:
•
holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the subordinated debt securities and the holders of subordinated debt securities will be required to pay over their share of such distribution, to the extent made in respect of such subordinated debt securities, to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full; and

•	our creditors who are neither holders of subordinated debt securities nor holders of Senior Indebtedness may recover more, ratably, than the holders of the subordinated debt securities.
Furthermore, such subordination may result in a reduction or elimination of payments to the holders of subordinated debt securities.
Our consolidation with, or our merger into, another corporation or our liquidation or dissolution following the conveyance or transfer of all or substantially all of our assets to another person upon the terms and conditions described below under “—Consolidation, Merger or Sale,” will not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of our assets and liabilities for the purposes of the subordination provisions of the Subordinated Indenture if the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer all or substantially all of our assets, as the case may be, will, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions described under “—Consolidation, Merger or Sale.”
Prior Payment to Senior Indebtedness upon Acceleration of Subordinated Debt Securities. In the event that any subordinated debt securities of any series are declared due and payable before their stated maturity, the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness or provision will be made for such payment in cash, before the holders of the subordinated debt securities of such series are entitled to receive any payment from us on account of the principal, premium, interest or any other amounts that may be payable in respect of the subordinated debt securities of such series or on account of the purchase or other acquisition of subordinated debt securities of such series. In the event that we make any payment to the Subordinated Indenture Trustee or the holder of any subordinated debt securities of any series that is prohibited by the provisions described in the immediately preceding sentence, then such payment generally must be paid over and delivered to us by the person holding such payment for the benefit of the holders of Senior Indebtedness. The provisions described in this paragraph do not apply to any payment with respect to which the provisions described above under the caption “—Payment Over of Proceeds Upon Dissolution, Etc.” would be applicable.

Default in Senior Indebtedness. In the event and during the continuation of any default by us in the payment of principal, premium, if any, interest or any other payment due on any of our Senior Indebtedness beyond any applicable grace period with respect thereto, or in the event that the maturity of any of our Senior Indebtedness has been accelerated because of a default, then, in any such case, no payment will be made by us with respect to the principal, premium, or interest or any other amounts that may be payable on the subordinated debt securities until such default is cured or waived or ceases to exist or any such acceleration or demand for payment has been rescinded.
Other. We are required to give prompt written notice to the Subordinated Indenture Trustee of any fact known to us which would prohibit the making of any payment in respect of the subordinated debt securities of any series.
If this prospectus is being delivered in connection with the offering of subordinated debt securities, the accompanying prospectus supplement or pricing supplement or information incorporated by reference herein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.
Consolidation, Merger or Sale
The Subordinated Indenture generally permits us to consolidate with, merge into or convey, transfer or lease our properties and assets substantially as an entirety, to any person, so long as, immediately after giving effect to such transaction, no event of default under the Subordinated Indenture or event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing. However, any successor or acquiror of such assets must assume all of our obligations under the Subordinated Indenture and the subordinated debt securities and be organized and existing under the laws of the United States of America, any state thereof or the District of Columbia.
Events of Default Under the Subordinated Indenture
The following are events of default under the Subordinated Indenture with respect to each series of subordinated debt securities:
•	default in the payment of any installment of interest upon any subordinated debt security of such series when it becomes due and payable, and continuance of such default for a period of 30 days; or
•	default in the payment of the principal of any subordinated debt security of such series when due; or
•
default in the performance, or breach, of any covenant or warranty of the Company in the Subordinated Indenture (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with or which has been expressly included in the Subordinated Indenture solely for the benefit of a series of subordinated debt securities other than such series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding subordinated debt securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

•
the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under Federal bankruptcy law or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

•
the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under Federal bankruptcy law or any other applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

•	any other event designated as an event of default in the prospectus supplement or pricing supplement, if any, with respect to subordinated debt securities of that series.
If an event of default with respect to subordinated debt securities of any series occurs and is continuing, the Subordinated Indenture Trustee or the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of that series, by notice in writing to us (and to the Subordinated Indenture Trustee if notice is given by such holders), may declare the principal of (or if such subordinated debt securities are discount securities, the portion of the principal amount specified in the applicable prospectus supplement or pricing supplement, if any), and accrued interest, if any, due and payable immediately. At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained holders of a majority in principal amount of the outstanding subordinated debt securities of that series, by written notice to us and the Subordinated Indenture Trustee, may rescind and annul such declaration and its consequences if:
•
we have paid or deposited with the Subordinated Indenture Trustee a sum sufficient to pay all overdue installments of interest on the subordinated debt securities of that series, the principal of any subordinated debt securities of that series which have become due otherwise than by such declaration of acceleration and interest thereon, to the extent payment of such interest is lawful, interest on overdue installments of interest, all sums paid or advanced by the Subordinated Indenture Trustee, the reasonable compensation, expenses, disbursements and advances of the Subordinated Indenture Trustee, its agents and counsel and any other amount due to the Subordinated Indenture Trustee under the Subordinated Indenture, and

•
all events of default with respect to outstanding subordinated debt securities of that series, other than the non-payment of the principal of and interest on such subordinated debt securities which became due solely by such declaration of acceleration, have been cured or waived in accordance with the terms of the Subordinated Indenture.

The holders of a majority in principal amount of the outstanding subordinated debt securities of any series may waive any past default with respect to that series and its consequences, except defaults regarding:
•	payment of principal or interest; or
•
covenants that cannot be modified or amended without the consent of the holder of each outstanding subordinated debt security of such series affected (as described under “—Modification of Subordinated Indenture; Waiver” below).

Any waiver shall cure such default and the corresponding event of default.
Subject to the terms of the Subordinated Indenture, the Subordinated Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders of the applicable series of subordinated debt securities, unless the holders have offered the Subordinated Indenture Trustee reasonable security or indemnity against costs, expenses and liabilities to be incurred in compliance with such request. The holders of a majority in principal amount of the outstanding subordinated debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee, or exercising any trust or power conferred on the Subordinated Indenture Trustee, with respect to the subordinated debt securities of that series, provided that:
•	the direction given to the Subordinated Indenture Trustee is not in conflict with any law or the Subordinated Indenture;
•	the Subordinated Indenture Trustee may take any other action deemed proper by it which is not inconsistent with that direction; and
•	the Subordinated Indenture Trustee has not determined that the action would be unjustly prejudicial to the holders not involved in the proceeding.

A holder of the subordinated debt securities of any series will have the right to institute a proceeding under the Subordinated Indenture or to appoint a receiver or trustee, or to seek other remedies only if:
•	the holder has given written notice to the Subordinated Indenture Trustee of a continuing event of default with respect to the subordinated debt securities of that series;
•
the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of that series have made written request, and have offered reasonable indemnity, to the Subordinated Indenture Trustee to institute the proceedings as trustee; and

•
the Subordinated Indenture Trustee does not institute the proceeding, and does not receive from the holders of a majority in principal amount of the outstanding subordinated debt securities of that series other conflicting directions, within 60 days after the notice, request and offer of indemnity.

The Subordinated Indenture provides that no holder or group of holders of subordinated debt securities will have any right to affect, disturb or prejudice the rights of other holders, obtain or seek priority or preference over another holder or enforce its rights under the Subordinated Indenture except as provided in the Subordinated Indenture for the equal and ratable benefit of all holders.
These limitations on instituting proceedings do not apply to a suit instituted by a holder of subordinated debt securities to enforce the payment of the principal of or interest on the subordinated debt securities.
We will periodically file statements with the Subordinated Indenture Trustee regarding our compliance with the conditions and covenants in the Subordinated Indenture.
Modification of Subordinated Indenture; Waiver
We and the Subordinated Indenture Trustee may amend or supplement the Subordinated Indenture without the consent of any holders to, among other things:
•	evidence the succession of another person and the assumption by such person of our covenants in the Subordinated Indenture and subordinated debt securities;
•
add to our covenants, agreements and obligations for the benefit of the holders of all subordinated debt securities or any series thereof, or to surrender any right or power the Subordinated Indenture confers upon us;

•	add to or change any of the provisions of the Subordinated Indenture to permit the issuance of subordinated debt securities in uncertificated form;
•
establish the form and terms of the subordinated debt securities of any series and (unless prohibited by the terms of the subordinated debt securities of any series pursuant to the Subordinated Indenture) to provide for the re-opening of a series of subordinated debt securities and for the issuance of additional subordinated debt securities of such series;

•
evidence and provide for the acceptance of appointment under the Subordinated Indenture of a successor Subordinated Indenture Trustee with respect to the subordinated debt securities of one or more series;

•
cure any ambiguity, to correct or supplement any provision in the Subordinated Indenture which may be inconsistent with any other provision in the Subordinated Indenture or make other provisions with respect to matters or questions arising under the Subordinated Indenture;

•
add, change or eliminate any provisions of the Subordinated Indenture (which addition, change or elimination may apply to one or more series of subordinated debt securities), provided that the addition, change or elimination neither (a) applies to any subordinated debt security of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of the provision nor (b) modifies the rights of holders of those subordinated debt securities with respect to those modified provisions;

•	secure the subordinated debt securities; or
•	change anything else that does not adversely affect the interests of any holder of subordinated debt securities.

In addition, under the Subordinated Indenture, the rights of holders of a series of subordinated debt securities may be changed by us and the Subordinated Indenture Trustee with the written consent of the holders of at least a majority in principal amount of the outstanding subordinated debt securities of each series that is affected. However, no change may be made without the consent of the holder of each outstanding subordinated debt security affected if such change would, among other things:
•	change the stated maturity of principal of, or any installment of principal or interest on, any such subordinated debt security;
•	reduce the principal amount of a discount security payable upon declaration of acceleration;
•	reduce the principal amount of, or the rate of interest on, or reduce any premium payable on, any of the subordinated debt securities;
•	change the place where, or currency in which, any principal of or interest on any such subordinated debt security is payable;
•	impair the right to institute suit for the enforcement of any payment on or with respect to any of the subordinated debt securities;
•	change the terms of the subordination of the subordinated debt securities in a manner adverse to the holders of any series of outstanding subordinated debt securities;
•
reduce the percentage in principal amount of outstanding subordinated debt securities of any series, the holders of which are required to consent to any such change, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Indenture or certain defaults thereunder and their consequences) with respect to the subordinated debt securities of such series provided for in the Subordinated Indenture; and

•
modify any of the foregoing requirements or the provisions regarding waivers of any covenant or past default other than to increase the percentage of holders required for consent or waiver or add consent requirements for modification of waiver or other provisions.

Form, Exchange and Transfer
The senior debt securities of each series will be issued as registered securities. Unless otherwise specified in the applicable prospectus supplement or the pricing supplement, if any, subordinated debt securities will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the terms of the Subordinated Indenture and the limitations applicable to global securities described in the applicable prospectus supplement or the pricing supplement, if any, subordinated debt securities will be exchangeable for other subordinated debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
Subject to the terms of the Subordinated Indenture and the limitations applicable to global subordinated debt securities set forth in the applicable prospectus supplement or pricing supplement, if any, subordinated debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the registrar or at the office of any transfer agent we designate for that purpose. Unless otherwise provided in the subordinated debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. We have appointed the Subordinated Indenture Trustee as registrar. Any transfer agent (in addition to the registrar) initially designated by us for any subordinated debt securities will be named in the applicable prospectus supplement or pricing supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the subordinated debt securities of each series.

If the subordinated debt securities of any series are to be redeemed, we will not be required to:
•
issue, register the transfer of, or exchange any subordinated debt securities of, that series during a period beginning at the opening of business 15 days before any selection of subordinated debt securities for redemption and ending on the day of mailing or sending of the relevant notice of redemption; or

•
register the transfer of or exchange any subordinated debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any subordinated debt security being redeemed in part.

Global Subordinated Debt Securities
The subordinated debt securities of each series may be issued in whole or in part in global form. A subordinated debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement or pricing supplement, if any. A global subordinated debt security shall be issued in registered form in either temporary or definitive form. A global subordinated debt security may not be transferred, except as a whole among the depositary for that subordinated debt security and its nominees and their respective successors. If any subordinated debt securities of a series are issuable as global subordinated debt securities, the applicable prospectus supplement or pricing supplement, if any, will describe any circumstances when beneficial owners of interests in that global subordinated debt security may exchange their interests for definitive subordinated debt securities of like series and tenor and principal amount in any authorized form and denomination.
Discharge
Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, we may terminate at any time our obligations under the Subordinated Indenture with respect to any series of subordinated debt securities (other than certain limited obligations, such as the obligation to transfer and exchange subordinated debt securities of that series) by (1)(a) delivering all of the outstanding subordinated debt securities of that series to the Subordinated Indenture Trustee to be cancelled or (b) depositing with the Subordinated Indenture Trustee in trust funds or non-callable United States government or government-guaranteed obligations sufficient without reinvestment to pay all remaining principal and interest on the series of subordinated debt securities and (2) complying with certain other provisions of the Subordinated Indenture.
If we elect to discharge our obligations by depositing cash or United States government or government guaranteed obligations as described above, under present law such discharge is likely to be treated for United States federal income tax purposes as a redemption of the subordinated debt securities of that series prior to maturity in exchange for the property deposited in trust. In that event, each holder would generally recognize, at the time of discharge, gain or loss for United States federal income tax purposes measured by the difference between (1) the sum of (a) the amount of any cash and (b) the fair market value of any property deposited in trust deemed received by such holder (unless attributable to accrued interest) and (2) such holder’s tax basis in the subordinated debt securities deemed surrendered. After the discharge, each such holder would likely be treated as if it held an undivided interest in the cash (or investments made therewith) and the property held in trust (or investments made with interest received therefrom). Each such holder would generally be subject to tax liability in respect of interest income and original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of the assets held in trust. Although tax might be owed, the holder of a discharged subordinated debt security would not receive cash (except for current payments of interest on that subordinated debt security) until the maturity or earlier redemption (or, if applicable, repurchase by us at the option of the holder) of that subordinated debt security. United States federal income tax treatment of this nature could affect the purchase price that a holder would receive upon the sale of the subordinated debt securities. You are urged to consult with your tax advisor regarding the tax consequences of the discharge of our obligations.
Information Concerning the Subordinated Indenture Trustee
The Subordinated Indenture Trustee, other than during the occurrence and continuance of an event of default under the Subordinated Indenture, undertakes to perform only those duties as are specifically set forth in the Subordinated Indenture and, upon an event of default under the Subordinated Indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Subordinated Indenture Trustee is under no obligation to exercise any of the rights or powers given it by the Subordinated Indenture at the request or direction of any holder of subordinated debt securities unless the Subordinated Indenture Trustee is offered reasonable security or indemnity by that holder against the costs, expenses and liabilities that it might incur. The Subordinated Indenture Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.
The Bank of New York Mellon is a participating lender under our revolving credit agreement and provides commercial banking services to us and our affiliates. The Bank of New York Mellon Trust Company, N.A. is the Subordinated Indenture Trustee and will also act as the Senior Indenture Trustee. However, if The Bank of New York Mellon Trust Company, N.A. acquires any conflicting interest when an event of default is pending, it must (with certain exceptions) eliminate the conflict or resign.
Payment and Payment Agents
The person in whose name a debt security subordinated is registered will be treated as the owner of such security for the purpose of receiving payment of principal and, unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, interest on such subordinated debt security and for all other purposes.
Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, payment of interest on any subordinated debt securities on any interest payment date will be made to the person in whose name those subordinated debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the interest, except as otherwise provided by the procedures of the depositary. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, principal and interest on the subordinated debt securities of a particular series will be payable at the office of the paying agents that we designate, except that payments of interest may, at our option, be made by wire transfer or check mailed to the address of the person entitled thereto.
We will be required to maintain a paying agent in each place of payment for the subordinated debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, the corporate trust office of the Subordinated Indenture Trustee in the City of New York will be designated as the paying agent for payments with respect to subordinated debt securities.
All moneys that we pay to a paying agent or the Subordinated Indenture Trustee for the payment of the principal or interest, if any, on any subordinated debt securities which remain unclaimed at the end of two years after that principal or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.
Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, interest shall be computed, for fixed rate securities, on the basis of a 360-day year comprised of twelve 30-day months, and, for variable rate securities, on the basis of the actual number of days in the interest period divided by 360.
Governing Law
The Subordinated Indenture and subordinated debt securities will be governed by and construed in accordance with the law of the State of New York (without regard to conflicts of laws principles thereof).

DESCRIPTION OF COMMON STOCK
General
The following summary describes the material provisions of our common stock. The summary in this prospectus is not complete. We urge you to read our Restated Certificate of Incorporation of Occidental Petroleum Corporation, as amended (“Certificate of Incorporation”), and our Amended and Restated By-laws of Occidental Petroleum Corporation (“Bylaws”), which are incorporated herein by reference as exhibits to the registration statement of which this prospectus is a part.
Our Certificate of Incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 1,100,000,000 shares of common stock, par value $0.20 per share. The common stock will, when issued, be fully paid and nonassessable.
Each prospectus supplement may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the common stock that the prospectus supplement covers.
Dividend Rights
Subject to the dividend rights of the holders of any outstanding series of preferred stock, the holders of shares of common stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock, or otherwise, at the rate and on the date or dates as declared by our board of directors. Accruals of dividends will not bear interest. As a Delaware corporation, we are subject to statutory limitations on the declaration and payment of dividends.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of common stock will be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities, and after the payment in full of the amounts required to be paid to the holders of any outstanding class or series of preferred stock. Because we are a holding company, holders of common stock may not receive assets of our subsidiaries in the event of our liquidation until the claims of creditors of such subsidiaries are paid, except to the extent that we are a creditor of, and may have recognized claims against, such subsidiaries.
Voting Rights
Each holder of common stock entitled to vote will have one vote for each one share of common stock held on all matters to be voted upon by our stockholders, including elections of directors.
Conversion, Redemption and Preemptive Rights
Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.
Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and of Delaware Law
Our Certificate of Incorporation and our Bylaws and Delaware law contain certain provisions that may have the effect of delaying, deferring or preventing a takeover attempt that a stockholder might consider in its best interest, including those attempts that result in a premium over the market price for the shares held by stockholders. Following is a description of certain of the anti-takeover effects of such provisions.
Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws currently provide that special meetings of our stockholders may be called by our board of directors or the Chairman of our board of directors. In addition, subject to certain procedural requirements contained in our Certificate of Incorporation and Bylaws, special meetings of stockholders may be called by the Secretary upon the written request of record holders of at least 25% of our outstanding common stock.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice to us thereof in writing within the time periods specified in our Bylaws. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.
Stockholder Action by Written Consent. Stockholders are permitted to take action without a meeting by written consent, subject to certain procedures specified in our Certificate of Incorporation and Bylaws.
Limitations on Stockholders’ Ability to Change the Number of Directors. The number of directors to serve on our board of directors is fixed by our Bylaws, and, pursuant to our Bylaws, can only be changed by resolution of our board of directors. In addition, our Certificate of Incorporation provides that any vacancy on our board of directors (including any vacancy resulting from an increase in the number of directors) may be filled by a majority of our board of directors then in office. These provisions limit the ability of a stockholder to appoint new directors to our board of directors, and may have the effect of discouraging an attempt to obtain control of us by means of a proxy contest or otherwise.
Authorized but Unissued Capital Stock. Our Certificate of Incorporation authorizes our board of directors to issue one or more series of preferred stock, and to determine, with respect to any such series of preferred stock, the number of shares to be included in any series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series of preferred stock. The DGCL does not require stockholder approval for any issuance of previously authorized shares of our capital stock. However, the listing requirements of the New York Stock Exchange (“NYSE”), which will apply so long as our common stock is listed on the NYSE, require stockholder approval of certain issuances of common stock or securities convertible into or exercisable for common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons who support current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. In addition, provisions which could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption or conversion rights, could be included in a series of preferred stock.
No Cumulative Voting. The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation provides otherwise. Our Certificate of Incorporation provides that holders of common stock do not have cumulative voting rights in the election of directors or otherwise. A cumulative voting provision could make it easier for minority stockholders to elect one or more directors to our board of directors.
General Corporation Law of the State of Delaware. We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:
•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes certain mergers, asset or stock sales and other transactions involving the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns (or within the previous three years did own) 15% or more of our voting stock.

Section 203 could prohibit or delay a merger or other takeover attempt and, accordingly, may discourage attempts to acquire us.
Stock Exchange Listing
Our common stock is listed on the NYSE under the symbol “OXY.”
Transfer Agent and Registrar
EQ Shareowner Services acts as transfer agent and registrar for our common stock.

DESCRIPTION OF PREFERRED STOCK
General
The following summary describes the material provisions of our preferred stock. The summary in this prospectus is not complete. We urge you to read our Certificate of Incorporation and our Bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the certificate of designations establishing a particular series of preferred stock which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with the offering of the preferred stock.
Our Certificate of Incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, and to fix the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series.
The particular terms of any series of preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:
•	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
•	the purchase price of the preferred stock;
•	the voting powers, if any, and whether such voting powers are full or limited, in any such series;
•	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
•
whether dividends, if any, shall be cumulative or noncumulative, the dividend rate, or method of determining the dividend rate of such series, and the dates and preferences of dividends on such series;

•	the rights of such series upon our voluntary or involuntary dissolution, or upon any distribution of our assets;
•
the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of ours or any other corporation, and the price or prices or the rates of exchange applicable thereto;

•	the right, if any, to subscribe for or to purchase any securities of ours or any other corporation;
•	the provisions, if any, of any sinking fund applicable to such series; and
•	any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof.
Each prospectus supplement may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the preferred stock that the prospectus supplement covers.
If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, those terms will also be disclosed in the applicable prospectus supplement relating to that series of preferred stock.
The preferred stock will, when issued, be fully paid and nonassessable.
Dividend Rights
The preferred stock will be preferred over the common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation) on the common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to receive dividends when, as and if declared by our board of directors or, if dividends are cumulative, full cumulative dividends for the current and all prior dividend periods. We will pay those dividends either in cash, shares of preferred stock, or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock that has cumulative dividends, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock as to the payment of dividends, as compared with then-existing and future series of preferred stock.
Rights Upon Liquidation
The preferred stock of each series will be preferred over the common stock and other stock ranking junior to that series of preferred stock as to assets, so that the holders of that series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up, and before any distribution is made to the holders of common stock and other stock ranking junior to that series of preferred stock, the amount set forth in the applicable prospectus supplement. If upon any liquidation, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled, subject to the relative rankings of each series of preferred stock upon liquidation. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock upon liquidation, as compared with then-existing and future series of preferred stock. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of our assets.
Conversion, Redemption or Exchange
The shares of a series of preferred stock will be convertible or exchangeable at the option of the holder of the preferred stock, redeemable at our option or at the option of the holder, as applicable, convertible or exchangeable at our option, into another security, in each case, to the extent set forth in the applicable prospectus supplement.
Voting Rights
The holders of each series or class of preferred stock we may issue will have no voting rights, except as required by law and as described below or in the applicable prospectus supplement. Our Board of Directors may, upon issuance of a series or class of preferred stock, grant voting rights to the holders of that series or class, which may be full or limited.
Without the affirmative vote of a majority of the shares of any class of preferred stock then outstanding, we may not:
•	increase or decrease the aggregate number of authorized shares of that class;
•	increase or decrease the par value of the shares of that class; or
•	alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.
If the amendment would adversely alter or change the powers, preferences or special rights of one or more series of a class of preferred stock, but not the entire class, then only the shares of the affected series will have the right to vote on the amendment.
Other
Our Certificate of Incorporation and our Bylaws and Delaware law contain certain provisions that may have the effect of delaying, deferring or preventing a takeover attempt that a holder of our preferred stock or depositary shares might consider in its best interest, including those attempts that may result in a premium over the market price of those shares. See “Description of Common Stock—Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and of Delaware Law.”

DESCRIPTION OF WARRANTS
We may issue warrants to purchase any combination of our debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.
The applicable prospectus supplement will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:
•	the title of the warrants;
•	the aggregate number of warrants offered;
•
the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•	the exercise price of the warrants;
•	the dates or periods during which the warrants are exercisable;
•	the designation and terms of any securities with which the warrants are issued;
•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;
•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;
•	any minimum or maximum amount of warrants that may be exercised at any one time; and
•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

DESCRIPTION OF DEPOSITARY SHARES
The following description of the terms of the depositary shares sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those depositary shares will be described in the prospectus supplement relating to those depositary shares. Accordingly, for a description of the terms of a particular issue of depositary shares, reference must be made to both the prospectus supplement relating thereto and to the following description.
General
We may, at our option, elect to offer shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and one or more depositaries selected by us, who we will name in the prospectus supplement.
Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by that depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Each receipt will represent the applicable interest in a number of shares of a particular series of the preferred stock, which we will describe in the prospectus supplement.
A holder of depositary shares will be entitled to receive the whole number of shares of preferred stock underlying those depositary shares. Holders will not be entitled to receive fractional shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS
We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, or for us to issue in exchange for other securities, a specified number of shares of our common stock or preferred stock (or a range of numbers of shares in accordance with a predetermined formula) at a future date or dates or upon the occurrence of specified events. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.
We may issue the stock purchase contracts separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of our senior debt securities or subordinated debt securities or any other security registered under this registration statement as described in the applicable prospectus supplement, securing the holder’s obligations to purchase the common stock or preferred stock under the stock purchase contracts.
The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in specified circumstances, we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing that holder’s obligations under the original stock purchase contract.
The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. That description will not be complete. For more information, you should review the stock purchase contracts and, if applicable, the collateral arrangements and depositary arrangements relating to those stock purchase contracts or stock purchase units and any prepaid securities and the document under which the prepaid securities will be issued. We will file forms of these documents with the SEC before we issue any stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The applicable prospectus supplement will describe:
•
the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;
•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and
•	whether the units will be issued in fully registered or global form.
The unit agreement, together with the terms of the underlying securities, will be filed with the SEC in connection with the offering of the specific units.

PLAN OF DISTRIBUTION
We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, through agents or a combination of these methods.
Sale Through Underwriters or Dealers
If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in a prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.
If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales Through Agents
We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In a prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in such prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in a prospectus supplement.
Delayed Delivery Contracts
If we so indicate in a prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in such prospectus supplement. Such prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Occidental Petroleum Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2018 consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018.
Certain information with respect to the oil and gas reserves associated with Occidental’s oil and gas properties is confirmed in the process review letter of Ryder Scott Company, L.P., independent petroleum engineering consultants, and has been incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such process review letter and in giving such process review letter.
Certain information with respect to the oil and gas reserves associated with Anadarko’s oil and gas properties is confirmed in the procedures and methods review letter of Miller and Lents, Ltd., an independent petroleum consulting firm, and has been incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such procedures and methods review letter and in giving such procedures and methods review letter.

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Occidental Petroleum Corporation
P R E L I M I N A R Y P R O S P E C T U S S U P P L E M E N T

Joint Active Book-Running Managers
J.P. Morgan	RBC Capital Markets
MUFG	SMBC Nikko
Joint Book-Running Managers
BofA Securities			Barclays
Citigroup	HSBC	SOCIETE GENERALE	Wells Fargo Securities
Senior Co-Managers
BBVA	Credit Suisse	PNC Capital Markets LLC	Scotiabank	Standard Chartered Bank	TD Securities
Co-Managers
BNP PARIBAS	CIBC Capital Markets	Credit Agricole CIB	Mizuho Securities	US Bancorp
     , 2020